Exhibit (a)(1)(A)

THL CREDIT, INC.

Offer to Purchase for Cash up to $20,000,000 of its Common Stock

At a Purchase Price Not Less Than $3.25 and Not More Than $3.75 Per Share

THE TENDER OFFER, THE PRORATION PERIOD

AND WITHDRAWAL RIGHTS EXPIRE AT 11:59 P.M. EASTERN TIME,

ON JULY 21, 2020, UNLESS THE

TENDER OFFER IS EXTENDED.

THL Credit, Inc., an externally managed, non-diversified closed-end management investment company incorporated in the State of Delaware (the “Company,” “we,” “us,” or “our”) that has elected to be regulated as a business development company under the Investment Company Act of 1940, as amended (the “1940 Act”), hereby offers to purchase for cash (the “Offer to Purchase”) up to $20.0 million of shares of its outstanding common stock, par value $0.001 per share (the “shares”), at a price not less than $3.25 and not more than $3.75 per share (the price as determined as provided herein, the “Purchase Price”), less any applicable withholding taxes and without interest, upon the terms and subject to the conditions set forth in this Offer to Purchase and the related Letter of Transmittal (collectively, as they may be amended or supplemented from time to time, the “Tender Offer”). The Tender Offer will expire at 11:59 p.m. Eastern time, on July 21, 2020 (such date and time, as the same may be extended, the “Expiration Date”), unless extended.

Promptly after the Expiration Date, upon the terms and subject to the conditions of this Offer to Purchase, including the provisions relating to proration and conditional tenders described in this Offer to Purchase, we will determine a single per share price that we will pay for shares properly tendered and not properly withdrawn from the Tender Offer, taking into account the total number of shares tendered and the prices specified by tendering stockholders. We will select the lowest Purchase Price, not less than $3.25 and not more than $3.75 per share, that will allow us to purchase the maximum number of shares having an aggregate purchase price of $20.0 million. Upon the terms and subject to the conditions of the Tender Offer, if shares having an aggregate purchase price of less than $20.0 million are properly tendered and not properly withdrawn, we will buy all shares properly tendered and not properly withdrawn.

Assuming that the conditions to the Tender Offer are satisfied or waived and the Tender Offer is fully subscribed, if the Purchase Price per share is $3.25, we would purchase 6,153,846 shares and if the Purchase Price per share is $3.75, we would purchase 5,333,333 shares, representing approximately 17.43% and 15.11%, respectively, of our outstanding shares as of the date of this Offer to Purchase.

We will purchase at the Purchase Price shares properly tendered at prices equal to or below the Purchase Price and not properly withdrawn, on the terms and subject to the conditions of the Tender Offer, including the proration provision. We will not purchase shares tendered at prices greater than the Purchase Price or shares that we do not accept for purchase under the terms of the Tender Offer because of the Tender Offer’s proration and priority provisions. Shares tendered but not purchased in the Tender Offer will be returned to the tendering stockholders at our expense promptly after the expiration of the Tender Offer. See Section 1. THE TENDER OFFER IS NOT CONDITIONED UPON OBTAINING FINANCING OR ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE TENDER OFFER IS, HOWEVER, SUBJECT TO OTHER CONDITIONS. SEE SECTION 7.

Our shares are listed and traded on the Nasdaq Global Select Market (“Nasdaq”) under the trading symbol “TCRD.” On June 22, 2020, the last reported sale price of the shares on the Nasdaq was $2.94 per share. You are urged to obtain current market quotations for the shares. See Section 8.

The Company’s net asset value (“NAV”) per share is determined quarterly and is reflected in our published reports on Form 10-Q and Form 10-K. Our NAV per share fluctuates from quarter to quarter, sometimes dramatically, primarily based on the updated performance of our portfolio companies. Our most recent NAV per share is $5.34, determined by us as of April 15, 2020. NAV per share as of June 30, 2020, may be higher or lower than $5.34 based on potential changes in valuations, issuances of securities and earnings for the quarter then ended. Our board of directors (the “Board”) has not yet approved the fair value of portfolio investments as of any date subsequent to April 15, 2020. The fair value of our portfolio investments is determined using a consistently applied valuation process in accordance with our documented valuation policy that has been reviewed and approved by our Board, who also approve in good faith the valuation of such securities on a quarterly basis in connection with the preparation of quarterly financial statements and generally based on input from independent valuation firms, our investment adviser, our administrator and the audit committee of our Board.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION (THE “COMMISSION”) NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THIS TRANSACTION OR PASSED UPON THE MERITS OR FAIRNESS OF SUCH TRANSACTION OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE INFORMATION CONTAINED IN THIS OFFER TO PURCHASE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Offer to Purchase is June 23, 2020

IMPORTANT

Questions and requests for assistance may be directed to D.F. King & Co., Inc., the information agent for the Tender Offer (the “Information Agent”) at the telephone number and address set forth on the back cover of this Offer to Purchase. You may request additional copies of this Offer to Purchase, the Letter of Transmittal and other tender offer materials from the Information Agent at the telephone number and address on the back cover of this Offer to Purchase. Stockholders may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Tender Offer.

If you want to tender all or some of your shares, you must do one of the following before the Tender Offer expires:

•	if your shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, contact such nominee and have such nominee tender your shares for you;

•

if you hold certificates in your own name, complete and sign a Letter of Transmittal according to its instructions and deliver it, together with any required signature guarantees, the certificates for your shares and any other documents required by the Letter of Transmittal, to American Stock Transfer & Trust Company, LLC, the depositary for the Tender Offer (the “Depositary”), at its address shown on the Letter of Transmittal; or

•

if you are an institution participating in The Depository Trust Company (“DTC”), which we call the “Book-Entry Transfer Facility” in this Offer to Purchase, tender your shares according to the procedure for book-entry transfer described in Section 3 of this Offer to Purchase.

Beneficial owners should be aware that their broker, dealer, commercial bank, trust company or other nominee may establish its own earlier deadline for participation in the Tender Offer. Accordingly, beneficial owners wishing to participate in the Tender Offer should contact their broker, dealer, commercial bank, trust company or other nominee as soon as possible in order to determine the times by which such owner must take action in order to participate in the Tender Offer.

If you want to tender your shares but your certificates for the shares are not immediately available or cannot be delivered to the Depositary within the required time or you cannot comply with the procedures for book-entry transfer, or your other required documents cannot be delivered to the Depositary by the Expiration Date of the Tender Offer, you will not be able to tender your shares.

TO TENDER SHARES PROPERLY, OTHER THAN SHARES REGISTERED IN THE NAME OF A BROKER, DEALER, COMMERCIAL BANK, TRUST COMPANY OR OTHER NOMINEE, YOU MUST PROPERLY COMPLETE AND DULY EXECUTE THE LETTER OF TRANSMITTAL.

THE TENDER OFFER DOES NOT CONSTITUTE AN OFFER TO PURCHASE SHARES IN ANY JURISDICTION IN WHICH, OR FROM ANY PERSON FROM WHOM, IT IS UNLAWFUL TO MAKE THE TENDER OFFER UNDER APPLICABLE SECURITIES OR BLUE SKY LAWS. SUBJECT TO APPLICABLE LAW (INCLUDING RULE 13E-4(D)(2) UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED (THE “EXCHANGE ACT”), WHICH REQUIRES THAT MATERIAL CHANGES IN THE TENDER OFFER BE PROMPTLY DISSEMINATED TO SECURITY HOLDERS IN A MANNER REASONABLY DESIGNED TO INFORM THEM OF SUCH CHANGES), DELIVERY OF THIS OFFER TO PURCHASE SHALL NOT UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED IN OR INCORPORATED BY REFERENCE IN THIS OFFER TO PURCHASE IS CORRECT AS OF ANY TIME AFTER THE DATE OF THIS OFFER TO PURCHASE OR THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION INCLUDED OR INCORPORATED BY REFERENCE HEREIN OR IN OUR AFFAIRS SINCE THE DATE HEREOF.

OUR BOARD HAS APPROVED THE TENDER OFFER. HOWEVER, NONE OF THE COMPANY, OUR BOARD, FIRST EAGLE ALTERNATIVE CREDIT, LLC (FORMERLY, THL CREDIT ADVISORS

LLC) (THE “ADVISOR”), OUR INVESTMENT ADVISER, THE ADVISOR’S AFFILIATES OR SUBSIDIARIES, THE DEPOSITARY OR THE INFORMATION AGENT MAKES ANY RECOMMENDATION TO YOU AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES OR AT WHAT PRICE YOU MIGHT TENDER YOUR SHARES. YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER YOUR SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND THE PRICE AT WHICH YOU CHOOSE TO TENDER SUCH SHARES. IN SO DOING, YOU SHOULD READ CAREFULLY ALL OF THE INFORMATION IN THIS OFFER TO PURCHASE, AND IN THE OTHER TENDER OFFER MATERIALS, INCLUDING OUR REASONS FOR MAKING THE TENDER OFFER. SEE SECTION 2.

WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES IN THE TENDER OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR IN DOCUMENTS INCORPORATED BY REFERENCE OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE TENDER OFFER OTHER THAN THOSE CONTAINED IN THIS DOCUMENT OR INCORPORATED BY REFERENCE OR IN THE RELATED LETTER OF TRANSMITTAL. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU MUST NOT RELY ON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.

TABLE OF CONTENTS

SUMMARY TERM SHEET		1

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS		10

INTRODUCTION		12

THE TENDER OFFER		15

1.	Number of Shares; Proration.	15
2.	Purpose of the Tender Offer; Certain Effects of the Tender Offer.	17
3.	Procedures for Tendering Shares.	19
4.	Withdrawal Rights.	22
5.	Purchase of Shares and Payment of Purchase Price.	23
6.	Conditional Tender of Shares.	24
7.	Conditions of the Tender Offer.	24
8.	Price Range of Shares; Distributions.	27
9.	Source and Amount of Funds.	29
10.	Certain Information Concerning Us.	29
11.	Interest of Directors and Executive Officers; Transactions and Arrangements Concerning the Shares.	30
12.	Effects of the Tender Offer on the Market for Shares; Registration under the Exchange Act.	33
13.	Legal Matters; Regulatory Approvals.	34
14.	Certain U.S. Federal Income Tax Consequences.	34
15.	Extension of the Tender Offer; Termination; Amendment.	37
16.	Fees and Expenses; Information Agent; Depositary.	38
17.	Miscellaneous.	39

v

SUMMARY TERM SHEET

We are providing this summary term sheet for your convenience. It highlights certain material information in this Offer to Purchase, but you should realize that it does not describe all of the details of the Tender Offer to the same extent described elsewhere in this Offer to Purchase. We urge you to read carefully the entire Offer to Purchase, the related Letter of Transmittal and the other tender offer materials because they contain the details of the Tender Offer. We have included references to the sections of this Offer to Purchase where you will find a more complete discussion.

Who is offering to purchase my shares?

We, THL Credit, Inc., are offering to purchase your shares. See Section 1.

What will be the Purchase Price for the shares?

We are conducting an offer by means of a modified “Dutch auction.” We are offering to purchase shares having an aggregate purchase price of no more than $20.0 million, upon the terms and subject to the conditions of the Tender Offer, at prices specified by the tendering stockholders of not less than $3.25 and not more than $3.75 per share, less any applicable withholding taxes and without interest, for each share of common stock we purchase pursuant to the Tender Offer. We will determine the Purchase Price as promptly as practicable after the Tender Offer expires. We will select the lowest Purchase Price, not less than $3.25 and not more than $3.75 per share, that will allow us to purchase the maximum number of shares having an aggregate purchase price of  $20.0 million, or a lower amount depending on the number of shares properly tendered and not properly withdrawn pursuant to the Tender Offer. Upon the terms and subject to the conditions of the Tender Offer, if shares having an aggregate purchase price of less than $20.0 million are properly tendered and not properly withdrawn, we will buy all shares properly tendered and not properly withdrawn. See Section 1.

If you wish to maximize the chance that your shares will be purchased in the Tender Offer, you should check the box in the Section of the Letter of Transmittal captioned “Shares Tendered at Price Determined Pursuant to the Tender Offer.” Note that this election will mean that your shares will be deemed to be tendered at the minimum price of $3.25 per share. You should understand that this election may lower the Purchase Price and could result in your shares being purchased at the minimum price of $3.25 per share.

What will be the form of payment of the Purchase Price?

If your shares are purchased in the Tender Offer, you will be paid the Purchase Price in cash, less any applicable withholding taxes and without interest, for all your shares that we purchase pursuant to the Tender Offer. We will pay the Purchase Price promptly after the expiration of the Tender Offer period. See Section 5.

How many shares will the Company purchase?

We will purchase the maximum number of shares having an aggregate purchase price of  $20.0 million, or a lower amount depending on the number of shares of common stock properly tendered and not properly withdrawn pursuant to the Tender Offer. Upon the terms and subject to the conditions of the Tender Offer, if shares having an aggregate purchase price of less than $20.0 million are properly tendered and not properly withdrawn, we will buy all shares properly tendered and not properly withdrawn.

Assuming that the conditions to the Tender Offer are satisfied or waived and the Tender Offer is fully subscribed, if the Purchase Price per share is $3.25 we would purchase 6,153,846 shares and if the Purchase Price per share is $3.75 we would purchase 5,333,333 shares, representing approximately 17.43% and 15.11% respectively, of our outstanding shares as of the date of this Offer to Purchase.

In addition, if shares having an aggregate purchase price of more than $20.0 million are tendered in the Tender Offer at or below the Purchase Price, we reserve the right to accept for purchase at the Purchase Price pursuant to the Tender Offer up to an additional 2% of our outstanding shares without extending the Expiration Date. We also expressly reserve the right, in our sole discretion, to amend the Tender Offer, including an amendment to change the per share price range or to purchase additional shares, subject to applicable law. See Sections 1 and 15.

The Tender Offer is not conditioned upon obtaining financing or any minimum number of shares being tendered. See Section 7.

How will the Company pay for the shares?

We will use our available cash on hand resulting from the Company’s recent issuance of common stock on April 21, 2020 to purchase shares in the Tender Offer and to pay related expenses. See Section 9.

How long do I have to tender my shares?

You may tender your shares until the Tender Offer expires. The Tender Offer will expire on July 21 at 11:59 p.m. Eastern time, unless we extend or withdraw the Tender Offer (such date and time, as the same may be extended, the “Expiration Date”). We may choose to extend the Tender Offer for any reason. We cannot assure you that the Tender Offer will be extended or, if extended, for how long. See Sections 1 and 15. If a broker, dealer, commercial bank, trust company or other nominee holds your shares, it is likely that such nominee has an earlier deadline for accepting the Tender Offer. Accordingly, beneficial owners wishing to participate in the Tender Offer should contact their broker, dealer, commercial bank, trust company or other nominee as soon as possible in order to determine the times by which such owner must take action in order to participate in the Tender Offer.

Can the Tender Offer be extended, amended or terminated, and under what circumstances?

We can extend or amend the Tender Offer in our sole discretion, subject to applicable law. We may, however, decide not to extend the Tender Offer. If we were to extend the Tender Offer, we cannot indicate, at this time, the length of any extension that we may provide. If we extend the Tender Offer, we will delay the acceptance of any shares that have been tendered. We can terminate the Tender Offer under certain circumstances. If we materially change the terms of the Tender Offer or the information concerning the Tender Offer, or if we waive a material condition of the Tender Offer, we will extend the Tender Offer to the extent required by applicable law. See Sections 7 and 15.

How will I be notified if the Company extends the Tender Offer or amends the terms of the Tender Offer?

We will issue a press release no later than 9:00 a.m. Eastern time, on the business day after the previously scheduled Expiration Date if we decide to extend the Tender Offer. We will announce any amendment to the Tender Offer by making a public announcement of the amendment. In the event that the terms of the Tender Offer are amended, we will file with the Commission an amendment to our Tender Offer Statement on Schedule TO relating to the Tender Offer describing the amendment. See Section 15.

What is the purpose of the Tender Offer?

Our shares are currently trading at a significant discount to our NAV as of April 15, 2020. The purpose of the Tender Offer is to enable us to promptly complete a significant acquisition of our own shares. We believe that buying our shares currently offers an attractive investment return at current trading prices. We believe that the Tender Offer is a mechanism for completing a sizable acquisition of our shares more rapidly than would be possible through open market purchases, and that a prompt deployment of our investable cash for this purpose is in the best interests of our stockholders. Further, we believe that the modified “Dutch auction” tender offer set forth in this Offer to Purchase is a mechanism that will provide all stockholders with the opportunity to tender all or a portion of their shares. Conversely, the Tender Offer also affords stockholders the option not to participate and, thereby, to increase their relative percentage interest in the Company and its future results. Purchasing shares at a discount to NAV is expected to be accretive to net investment income and NAV per share. The Board may consider undertaking additional tender offer(s) based upon a variety of factors, including the performance of the Company’s market price. Effective December 17, 2019, the Company adopted a stock trading plan in accordance with Rule 10b5-1 of the Exchange Act, which was terminated on March 10, 2020. Effective April 14, 2020, the Company suspended its previously announced share repurchase program indefinitely. See Section 2.

Are there any conditions to the Tender Offer?

Yes. Our obligation to accept and pay for your tendered shares depends on a number of conditions, that must be satisfied or waived by us, on or prior to the Expiration Date. We will not be required to accept for payment and pay for tendered shares unless:

•

there shall have not been threatened, instituted or pending any action, suit, proceeding or application by any government or governmental, regulatory or administrative agency, authority or tribunal or by any other person, domestic, foreign or supranational, before any court, authority, agency, other tribunal or arbitrator or arbitration panel shall have been instituted or shall be pending, nor shall we have received notice of any such action, that directly or indirectly: (1) challenges or seeks to challenge, restrain, prohibit, delay or otherwise affect the making of the Tender Offer, the acquisition by us of some or all of the shares pursuant to the Tender Offer or otherwise relates in any manner to the Tender Offer or seeks to obtain material damages in respect of the Tender Offer; (2) seeks to make the purchase of, or payment for, some or all of the shares pursuant to the Tender Offer illegal or may result in a delay in our ability to accept for payment or pay for some or all of the shares; or (3) in our reasonable judgment, could materially and adversely affect our and our subsidiaries’ business, condition (financial or otherwise), assets, income, operations or prospects, taken as a whole materially impairs in any way the contemplated future conduct of the business of us and our subsidiaries, taken as a whole, or materially impairs our ability to purchase the shares in the Tender Offer.

•

our acceptance for payment, purchase or payment for any shares tendered in the Tender Offer shall not have violated or be in conflict with, or otherwise be contrary to, any applicable law, statute, rule, regulation, judgment, decree or order;

•

no action shall have been taken nor any statute, rule, regulation, judgment, decree, injunction or order (preliminary, permanent or otherwise) shall have been threatened, promulgated, proposed, sought, enacted, entered, amended, enforced or deemed to be applicable to the Tender Offer or us or any of our subsidiaries by any court, government or governmental agency or other regulatory or administrative authority, agency or tribunal, whether in the United States or elsewhere, that, in our reasonable judgment: (1) indicates that any approval or other action of any such court, agency or authority may be required in connection with the Tender Offer or the purchase of shares thereunder or (2) is reasonably likely to directly or indirectly (i) make the acceptance for payment of, or payment for, some or all of the shares illegal or otherwise restricts or prohibits completion of the Tender Offer, (ii) delays or restricts our ability, or renders us unable, to accept for payment or pay for some or all of the shares or (iii) materially and adversely affects our and our subsidiaries’ business, condition (financial or otherwise), assets, income, operations or prospects, taken as a whole, or otherwise materially impairs in any way the contemplated future conduct of the business of us and our subsidiaries;

•

no general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market in the United States, the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory, or any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that is likely, in our reasonable judgment, to materially adversely affect the extension of credit by banks or other lending institutions in the United States shall have occurred;

•

no commencement or escalation, on or after the date hereof, of war, armed hostilities or other international or national calamity directly or indirectly involving the United States or any of its territories, including, but not limited to, an act of terrorism, directly or indirectly involving the United States nor any escalation, on or after the date hereof, of any war or armed hostilities that had commenced prior to the date hereof, shall have occurred;

•

no decrease of more than 10% in the market price for the shares or in the Dow Jones Industrial Average, New York Stock Exchange Index, Nasdaq Composite Index or the Standard and Poor’s 500 Composite Index measured from the close of trading on the date of this Offer to Purchase to the open of trading on the Expiration Date shall have occurred;

•

no change in general political, market, economic, financial or industry conditions in the United States or internationally that, in our reasonable judgment, has, or could reasonably be expected to have, a material adverse effect, taken individually or as a whole, on our business, subsidiaries, properties, assets, liabilities, capitalization, net asset value, condition (financial or otherwise), operations, results of operations or prospects, on the value of or trading in the shares, on our ability to consummate the Tender Offer or on the benefits of the Tender Offer to us, shall have occurred;

•

no change, condition, event or development (including any act of nature or man-made disaster) or any condition, event or development involving a prospective change, in our business, properties, assets, liabilities, capitalization, net asset value, condition (financial or otherwise), operations, licenses, franchises, permits, permit applications, results of operations or prospects that, in our reasonable judgment, has, or could reasonably be expected to have, a material adverse effect on us, on the value of or trading in the shares, on our ability to consummate the Tender Offer or on the benefits of the Tender Offer to us shall have occurred;

•	in the case of any of the foregoing existing at the time of the commencement of the Tender Offer, a material acceleration or worsening thereof;

•

no tender or exchange offer for any or all of our issued and outstanding shares (other than the Tender Offer), or any merger, amalgamation, acquisition, business combination, scheme of arrangement or other similar transaction with or involving us or any of our subsidiaries, shall have been proposed, announced or made by any person or entity or shall have been publicly disclosed, nor shall we have entered into a definitive agreement or an agreement in principle with any person with respect to a merger, amalgamation, acquisition, business combination, scheme of arrangement or other similar transaction;

•

we shall not have learned that any entity, “group” (as that term is used in Section 13(d)(3) of the Exchange Act) or person (1) has acquired or proposes to acquire beneficial ownership of more than 5% of our issued and outstanding shares (other than where such ownership increases solely as a result of the Tender Offer), whether through the acquisition of shares, the formation of a group, the grant of any option or right (options for and other rights to acquire shares that are acquired or proposed to be acquired being deemed to be immediately exercisable or convertible for purposes of this clause), or otherwise (other than anyone who publicly disclosed such ownership in a filing with the Commission on or before the date hereof), (2) who has filed a Schedule 13D or Schedule 13G with the Commission on or before the date hereof has acquired or proposes to acquire, whether through the acquisition of shares, the formation of a group, the grant of any option or right (options for and other rights to acquire shares that are acquired or proposed to be acquired being deemed to be immediately exercisable or convertible for purposes of this clause), or otherwise (other than by virtue of consummation of the Tender Offer), beneficial ownership of an additional 1% or more of our issued and outstanding shares or (3) shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, reflecting an intent to acquire us or any of our subsidiaries or any of our or their respective assets or securities;

•

no approval, permit, authorization, favorable review or consent or waiver of or filing with any domestic or foreign governmental entity or other authority or any third party consent, required to be obtained or made in connection with the Tender Offer shall not have been obtained or made on terms and conditions satisfactory to us in our reasonable judgment;

•

we shall not have determined that the consummation of the Tender Offer and the purchase of the shares pursuant to the Tender Offer is likely, in our reasonable judgment, to cause the shares to be (1) held of record by less than 300 persons, (2) delisted from Nasdaq or (3) eligible for deregistration under the Exchange Act; and

•

we do not determine, in our reasonable judgment, that the consummation of the Tender Offer and the purchase of shares pursuant to the Tender Offer could jeopardize our qualification and taxation as a regulated investment company (a “RIC”) under the Internal Revenue Code of 1986, as amended (the “Code”).

The Tender Offer is subject to these conditions, all of which are described in Section 7.

Following the Tender Offer, will the Company continue as a public company?

Yes. It is a condition of our obligation to purchase shares pursuant to the Tender Offer that, as a result of the consummation of the Tender Offer, there not be a reasonable likelihood that the shares will be delisted from the Nasdaq or will be eligible for deregistration under the Exchange Act. See Sections 2, 7 and 12.

How do I tender my shares?

To tender your shares, prior to 11:59 p.m. Eastern time, on July 21, 2020, unless the Tender Offer is extended:

•	if your shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, contact such nominee and have such nominee tender your shares for you;

•

if you hold certificates in your own name, complete and sign a Letter of Transmittal according to its instructions and deliver it, together with any required signature guarantees, the certificates for your shares and any other documents required by the Letter of Transmittal, to the Depositary at its address shown on the Letter of Transmittal; or

•

if you are an institution participating in The Depository Trust Company (“DTC”), which we refer to as the “Book-Entry Transfer Facility,” tender your shares according to the procedure for book-entry transfer described in Section 3.

Beneficial owners should be aware that their broker, dealer, commercial bank, trust company or other nominee may establish its own earlier deadline for participation in the Tender Offer. Accordingly, beneficial owners wishing to participate in the Tender Offer should contact their broker, dealer, commercial bank, trust company or other nominee as soon as possible in order to determine the times by which such owner must take action in order to participate in the Tender Offer.

If you want to tender your shares, but your certificates for the shares are not immediately available or cannot be delivered to the Depositary, you cannot comply with the procedure for book-entry transfer or you cannot deliver the other required documents to the Depositary by the Expiration Date of the Tender Offer, you will not be able to tender your shares. This can occur, for example, if you purchased shares of our stock at, or within one or two days of, the Expiration Date, not allowing sufficient time for such purchase transaction to settle. There are no guaranteed delivery procedures available under the terms of this offer as an alternative delivery mechanism.

In accordance with Instructions 4 and 5 to the Letter of Transmittal, each stockholder who is not tendering through DTC and who desires to tender shares in the Tender Offer must either check (1) one, and only one, of the boxes in the Section of the Letter of Transmittal captioned “Shares Tendered at Price Determined by Stockholder,” indicating the price (in increments of  $0.05) at which shares are being tendered, or (2) the box in the Section of the Letter of Transmittal captioned “Shares Tendered at Price Determined Pursuant to the Tender Offer”, in which case you will be deemed to have tendered your shares at the minimum price of  $3.25 per share (YOU SHOULD UNDERSTAND THAT THIS ELECTION MAY CAUSE THE PURCHASE PRICE TO BE LOWER AND COULD RESULT IN THE TENDERED SHARES BEING PURCHASED AT THE MINIMUM PRICE OF $3.25 PER SHARE).

If tendering stockholders wish to maximize the chance that their shares will be purchased, they should check the box in the Section of the Letter of Transmittal captioned “Shares Tendered at Price Determined Pursuant to the Tender Offer.” Shares tendered pursuant to Purchase Price tenders will be deemed to have been tendered at a price of $3.25 per share (which is the minimum price per share under the Offer to Purchase) for purposes of determining the Purchase Price. Accordingly, Purchase Price tenders could result in the Purchase Price being lower and could result in your shares being purchased at the minimum price in the Offer to Purchase. See Section 8 for recent market prices for shares of our common stock.

How will the Tender Offer affect the number of our shares outstanding?

As of June 22, 2020, we had 35,298,410 outstanding shares. At the minimum price of  $3.25 per share, we would purchase 6,153,846 shares if the conditions to the Tender Offer are satisfied or waived and the Tender Offer is fully subscribed, which would represent approximately 17.43% of our outstanding shares as of June 22, 2020. At the maximum price of  $3.75 per share, we would purchase 5,333,333 shares if the conditions to the Tender Offer are satisfied or waived and the Tender Offer is fully subscribed, which would represent approximately 15.11% of our outstanding shares as of June 22, 2020. If the conditions to the Tender Offer are satisfied or waived and the Tender Offer is fully subscribed at the minimum price, we will have 6,153,846 shares outstanding immediately following the purchase of shares tendered in the Tender Offer. If the conditions to the Tender Offer are satisfied or waived and the Tender Offer is fully subscribed at the maximum price, we will have 5,333,333 shares outstanding immediately following the purchase of shares tendered in the Tender Offer. The actual number of shares outstanding immediately following completion of the Tender Offer will depend on the number of shares tendered and purchased in the Tender Offer as well as the Purchase Price for such shares. See Section 2.

Stockholders who do not have their shares purchased in the Tender Offer will realize a proportionate increase in their relative ownership interest in the Company following the purchase of shares pursuant to the Tender Offer. See Section 2.

Can I change my mind after I have tendered shares in the Tender Offer?

Yes. You may withdraw any shares you have tendered at any time before the expiration of the Tender Offer, which will occur at 11:59 p.m. Eastern time, on July 21, 2020, unless we extend or withdraw it. If we have not accepted for payment the shares you have tendered to us by 11:59 p.m. Eastern time, on August 18, 2020 (the fortieth business day from the commencement of the Tender Offer), you may also withdraw your shares at that time. See Section 4.

How do I withdraw shares I previously tendered?

You must deliver on a timely basis a written or facsimile notice of your withdrawal to the Depositary at the address appearing on the back cover of this Offer to Purchase while you still have the right to withdraw the shares. Your notice of withdrawal must specify your name, the number of shares to be withdrawn and the name of the registered holder of such shares. Some additional requirements apply if the certificates for shares to be withdrawn have been delivered to the Depositary or if your shares have been tendered under the procedure for book-entry transfer set forth in Section 3. If you have tendered your shares by giving instructions to a bank, broker, dealer, trust company or other nominee, you must instruct that person to arrange for the withdrawal of your shares. See Section 4.

In what order will the Company purchase the tendered shares?

If the terms and conditions of the Tender Offer have been satisfied or waived and shares having an aggregate purchase price of less than $20.0 million are properly tendered and not properly withdrawn prior to the Expiration Date, we will buy all shares properly tendered and not properly withdrawn. If less than $20.0 million is tendered, we will buy all of the shares at the highest price up to $3.75.

If the conditions to the Tender Offer have been satisfied or waived and shares having an aggregate purchase price in excess of $20.0 million have been properly tendered and not properly withdrawn prior to the Expiration Date, we will purchase shares:

•

first, subject to the conditional tender provisions described in Section 6, on a pro rata basis from all other stockholders who properly tender shares at or below the Purchase Price and do not properly withdraw them before the expiration of the Tender Offer; and

•

second, if necessary to permit us to purchase shares having an aggregate purchase price of  $20.0 million, from holders who have tendered shares at or below the Purchase Price conditionally (for which the condition was not initially satisfied) by random lot, to the extent feasible. To be eligible for purchase by random lot, stockholders whose shares are conditionally tendered must have properly tendered all of their shares and not properly withdrawn them before the expiration of the Tender Offer.

Therefore, we may not purchase all of the shares that you tender. See Section 1.

Has the Company or its Board adopted a position on the Tender Offer?

While our Board has authorized the Tender Offer, it has not, nor has the Company, the Advisor, the Advisor’s affiliates or subsidiaries, the Information Agent or the Depositary made, any recommendation to you as to whether you should tender or refrain from tendering your shares. We cannot predict how our stock will trade after expiration of the Tender Offer, and it is possible that our stock price will trade above the tender offer price after expiration of the Tender Offer. You must make your own decision as to whether to tender your shares and, if so, how many shares to tender and the price at which you choose to tender your shares. In doing so, you should read carefully all of the information in this Offer to Purchase, in the related Letter of Transmittal and in the other tender offer materials.

Will the Company’s directors and executive officers tender shares in the Tender Offer?

The Company’s directors and executive officers are entitled to participate in the Tender Offer on the same basis as other stockholders. The Company’s directors and executive officers have advised the Company that they (and their affiliates) do not intend to tender any of their shares in the Tender Offer (including shares they are deemed to beneficially own). See Section 11.

If I decide not to tender, how will the Tender Offer affect my shares?

Stockholders who choose not to tender will own a greater percentage interest in our outstanding common stock following the completion of the Tender Offer. See Section 2.

What is the accounting treatment of the Tender Offer?

The accounting for the purchase of shares pursuant to the Tender Offer will result in a reduction of our stockholders’ equity in an amount equal to the aggregate purchase price of the shares we purchase and a corresponding reduction in cash and cash equivalents. See Section 2.

When and how will the Company pay for the shares I tender?

We will pay the Purchase Price, less any applicable withholding taxes and without interest, for the shares we purchase promptly after the expiration of the Tender Offer and the acceptance of the shares for payment, by depositing the aggregate purchase price with the Depositary. The Depositary will act as your agent and will transmit to you the payment for all of your shares accepted for payment. See Section 5.

What is a recent market price for the shares?

On June 22, 2020, the last reported sale price of the shares on the Nasdaq was $2.94 per share. You are urged to obtain current market quotations for the shares. See Section 8.

The Company’s NAV per share is determined quarterly and is reflected in our published reports on Form 10-Q and Form 10-K. Our NAV per share fluctuates from quarter to quarter, sometimes dramatically, primarily based on the updated performance of our portfolio companies. Our most recent NAV per share is $5.34, determined by us as of April 15, 2020. NAV per share as of June 30, 2020, may be higher or lower than $5.34 based on potential changes in valuations, issuances of securities and earnings for the quarter then ended. Our Board has not yet approved the fair value of portfolio investments as of any date subsequent to April 15, 2020. The fair value of our portfolio investments is determined using a consistently applied valuation process in accordance with our documented valuation policy that has been reviewed and approved by our Board, who also approve in good faith the valuation of such securities on a quarterly basis in connection with the preparation of quarterly financial statements and generally based on input from independent valuation firms, our investment adviser, our administrator and the audit committee of our Board.

Will I have to pay brokerage fees and commissions if I tender my shares?

If you are a holder of record of your shares and you tender your shares directly to the Depositary, you will not incur any brokerage fees or commissions. If you hold your shares through a broker, dealer, commercial bank, trust company or other nominee and such nominee tenders shares on your behalf, such nominee may charge you a fee for doing so. We urge you to consult your broker or other nominee to determine whether any charges will apply. See Sections 5 and 16.

Does the Company intend to repurchase any shares other than pursuant to the Tender Offer during or after the Tender Offer?

Rule 13e-4 of the Exchange Act prohibits us and our affiliates from purchasing any shares, other than pursuant to the Tender Offer, until at least 10 business days after the expiration of the Tender Offer. Beginning 10 business days after the Expiration Date of the Tender Offer, we may make stock repurchases from time to time on the open market and/or in private transactions. Whether we make additional repurchases will depend on many factors, including, without limitation, the number of shares, if any, that we purchase in the Tender Offer, our business and financial performance and situation, the business and market conditions at the time, including the price of the shares, and such other factors as we may consider relevant. We note that the Company’s Board-approved stock trading plan, adopted in accordance with Rule 10b5-1 of the Exchange Act, was terminated on March 10, 2020.

What are the U.S. federal income tax consequences if I tender my shares?

Generally, you will be subject to U.S. federal income taxation when you receive cash from us in exchange for the shares you tender. The receipt of cash for your tendered shares generally will be treated for U.S. federal income tax purposes either as (1) a sale or exchange of the tendered shares or (2) a distribution from us in respect of our stock. You should consult your tax advisor regarding the particular tax consequences to you of selling shares pursuant to the Offer to Purchase. See Sections 3 and 14.

Will I have to pay stock transfer tax if I tender my shares?

Subject to certain exceptions set forth in the related Letter of Transmittal, you will not incur any stock transfer tax on the sale of shares pursuant to the Tender Offer. See Section 5.

Have there been any recent developments of which I should be aware?

For a description of recent developments of the Company since March 31, 2020, please refer to our Form 10-Q filed for such fiscal quarter on May 7, 2020.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This Offer to Purchase, the documents incorporated by reference and the documents to which we refer you contain certain forward-looking information about the Company. These statements may be made directly in this document or may be incorporated into this document by reference to other documents. Representatives of the Company may also make forward-looking statements. All statements other than statements of historical information are forward-looking statements. Forward-looking statements are predictive in nature and can be identified by the use of forward-looking words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “goal,” “objective,” “potential,” “project,” “should,” “will” and “would,” or the negative of these terms or other comparable terminology. Statements concerning projections, estimated NAV per share, future performance, developments, events, revenues, expenses, earnings, run rates, and any other guidance on present or future periods constitute forward-looking statements. Our forward-looking statements are not meant as, and should not be considered to be, guarantees of future performance or events. Rather, they reflect management’s review, consideration and analysis of available facts and other information regarding the subject matter of the forward-looking statements, and are applicable only as of the dates of such statements. The Company undertakes no obligation to update or revise any forward-looking statements, or any other information herein, to reflect events or circumstances that arise after the date hereof except as may be required by applicable law. Forward-looking statements involve risks and uncertainties and actual results may differ materially from those contemplated by the forward-looking statements for a number of reasons.

The following factors, among others, could cause actual results to differ materially from forward-looking statements or historical performance:

•	the introduction, withdrawal, success and timing of business initiatives and strategies;

•	changes in political, economic or industry conditions, the interest rate environment or financial and capital markets, which could result in changes in the value of our assets;

•	the relative and absolute investment performance and operations of our investment adviser;

•	the impact of increased competition;

•	the impact of future acquisitions and divestitures;

•	the unfavorable resolution of legal proceedings;

•	our business prospects and the prospects of our portfolio companies;

•	the impact, extent and timing of technological changes and the adequacy of intellectual property protection;

•	the impact of legislative and regulatory actions and reforms and regulatory, supervisory or enforcement actions of government agencies relating to us or the Advisor;

•	the ability of the Advisor to identify suitable investments for us and to monitor and administer our investments;

•	our contractual arrangements and relationships with third parties;

•	any future financings by us;

•	the ability of the Advisor to attract and retain highly talented professionals;

•	fluctuations in foreign currency exchange rates;

•	the impact of changes to tax legislation and, generally, our tax position;

•	our ability to exit a control investment in a timely manner; and

•	the ability to fund THL Credit Logan JV LLC’s unfunded commitments to the extent approved by each member of its investment committee.

Please refer to our Annual Report on Form 10-K for the year ended December 31, 2019, including Item 1A, “Risk Factors,” in such report, and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2020, including Item 1A, “Risk Factors,” in such report, as well as our other filings with the Commission, for a more detailed discussion of such factors and risks and uncertainties. There can be no assurance that the Company has correctly identified and appropriately assessed all factors affecting its business. Additional risks and uncertainties not presently known to the Company or that it currently believes to be immaterial also may adversely affect the Company.

Forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. Forward-looking statements speak only as of the date they are made, and we assume no duty to and do not undertake to update forward-looking statements. These forward-looking statements do not meet the safe harbor for forward-looking statements pursuant to Section 27A of the Securities Act or Section 21E of the Securities Exchange Act of 1934. Actual results could differ materially from those anticipated in forward-looking statements and future results could differ materially from historical performance.

Should any risks and uncertainties develop into actual events, these developments could have material adverse effects on the Company’s business, financial condition and results of operations. For these reasons, you are cautioned not to place undue reliance on the Company’s forward-looking statements. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may otherwise be required by applicable law.

INTRODUCTION

To the Holders of our Common Stock:

THL Credit, Inc., an externally managed, non-diversified closed-end management investment company incorporated in the State of Delaware that has elected to be regulated as a business development company under the 1940 Act, hereby offers to purchase for cash up to $20.0 million of shares of its outstanding common stock, par value $0.001 per share, upon the terms and subject to the conditions set forth in this Offer to Purchase, and the related Letter of Transmittal. We are offering to purchase the shares at a price not less than $3.25 and not more than $3.75 per share, less any applicable withholding taxes and without interest. In addition, if shares with an aggregate purchase price of more than $20.0 million are tendered in the Tender Offer at or below the Purchase Price, we reserve the right to accept for purchase at the Purchase Price pursuant to the Tender Offer up to an additional 2% of our outstanding shares without extending the Expiration Date. We also expressly reserve the right, in our sole discretion, to amend the Tender Offer, including an amendment to change the per share price range or to purchase additional shares, subject to applicable law.

Upon the terms and subject to the conditions of this Offer to Purchase, including the provisions relating to proration and conditional tenders described in this Offer to Purchase, we will determine a single per share price that we will pay for shares properly tendered and not properly withdrawn from the Tender Offer, taking into account the total number of shares tendered and the prices specified by tendering stockholders. We will select the lowest Purchase Price, not less than $3.25 and not more than $3.75 per share, that will allow us to purchase the maximum number of shares having an aggregate purchase price of  $20.0 million, or a lower amount depending on the number of shares properly tendered and not properly withdrawn pursuant to the Tender Offer. Upon the terms and subject to the conditions of the Tender Offer, if shares having an aggregate purchase price of less than $20.0 million are properly tendered and not properly withdrawn, we will buy all shares properly tendered and not properly withdrawn at the highest price up to $3.75.

All shares acquired in the Tender Offer will be acquired at the same purchase price regardless of whether the stockholder tendered at a lower price, and we will only purchase shares tendered at prices equal to or below the Purchase Price. Upon the terms and subject to the conditions of this Offer to Purchase, including the provisions relating to proration and conditional tender provisions described in this Offer to Purchase, the Company will purchase all shares properly tendered and not properly withdrawn. Shares not purchased in the Tender Offer will be returned to the tendering stockholders at our expense promptly after the expiration of the Tender Offer. See Section 1.

The Tender Offer will expire at 11:59 p.m. Eastern time, on the Expiration Date, unless extended or withdrawn. We may, in our sole discretion, extend the period of time in which the Tender Offer will remain open or withdraw the Tender Offer.

In determining to proceed with the Tender Offer, our Board considered a broad range of factors, including our financial structure, financial condition and dividend policy, operations, resources and prospects, the current and historical market prices of our shares, the likelihood that repurchasing shares of our common stock would be accretive to our earnings, alternative methods of repurchasing our shares other than pursuant to a Tender Offer and the attractiveness of the Tender Offer to our stockholders. Our Board also considered risks and uncertainties, including the potential for positive and negative developments relating to our business and the securities markets generally.

Based on this review, our Board determined that it is in the best interests of the Company to repurchase shares of its common stock and that at this time the Tender Offer described in this Offer to Purchase is a prudent and effective way to do so and to provide value to our stockholders. Further, we believe the modified “Dutch auction” Tender Offer set forth in this Offer to Purchase is a mechanism that will provide all stockholders with the opportunity to tender all or a portion of their shares. Conversely, the Tender Offer also affords stockholders the option not to participate and thereby, to increase their relative percentage interest in the Company and our future results. Purchasing the Shares at a discount to NAV is expected to be accretive to net investment income and NAV per share

The Tender Offer is not conditioned upon obtaining financing or any minimum number of shares being tendered. The Tender Offer is, however, subject to certain other conditions. See Section 7.

WHILE OUR BOARD HAS AUTHORIZED THE OFFER TO PURCHASE, IT HAS NOT, NOR HAS THE COMPANY, THE ADVISOR, THE ADVISOR’S AFFILIATES OR SUBSIDIARIES, THE DEPOSITARY OR THE INFORMATION AGENT MADE, ANY RECOMMENDATION TO YOU AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES. YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER YOUR SHARES AND, IF SO, HOW MANY SHARES TO TENDER OR AT WHAT PRICE YOU CHOOSE TO TENDER YOUR SHARES. IN SO DOING, YOU SHOULD READ CAREFULLY ALL OF THE INFORMATION IN THIS OFFER TO PURCHASE, IN THE RELATED LETTER OF TRANSMITTAL AND IN THE OTHER TENDER OFFER MATERIALS, INCLUDING OUR REASONS FOR MAKING THE TENDER OFFER. SEE SECTION 2.

If the terms and conditions of the Tender Offer have been satisfied or waived and shares having an aggregate purchase price of less than $20.0 million are properly tendered and not properly withdrawn prior to the Expiration Date, we will buy all shares properly tendered and not properly withdrawn.

If the conditions to the Tender Offer have been satisfied or waived and shares having an aggregate purchase price in excess of $20.0 million have been properly tendered and not properly withdrawn prior to the Expiration Date, we will buy shares in the following order of priority:

•

first, on a pro rata basis from all other stockholders who properly tender shares at or below the Purchase Price, other than stockholders who tender conditionally and whose conditions are not satisfied; and

•

second, if necessary to permit us to purchase shares having an aggregate purchase price of  $20.0 million, from stockholders who have tendered shares subject to the condition that a specified minimum number of the stockholder’s shares be purchased if any of the stockholder’s shares are purchased in the Tender Offer (for which the condition was not initially satisfied) by random lot, to the extent feasible. To be eligible for purchase by random lot, stockholders whose shares are conditionally tendered must have tendered all of their shares.

Therefore, we may not purchase all of the shares tendered pursuant to the Tender Offer. See Sections 1, 5 and 6, respectively, for additional information concerning priority, proration and conditional tender procedures.

We will pay the Purchase Price, less any applicable withholding taxes and without interest, for all shares purchased. Tendering stockholders who hold shares registered in their own name and who tender their shares directly to the Depositary will not be obligated to pay brokerage commissions, solicitation fees or, subject to the related Letter of Transmittal, stock transfer taxes on our purchase of shares pursuant to the Tender Offer. Stockholders holding shares through brokers, dealers, commercial banks, trust companies or other nominees are urged to consult such nominees to determine whether transaction costs apply. Also, any tendering stockholder or other payee who fails to complete, sign and return to the Depositary (or other applicable withholding agent) the Internal Revenue Service (“IRS”) Form W-9 included with the Letter of Transmittal (or such other IRS form as may be applicable) may be subject to U.S. federal backup withholding tax on the gross proceeds paid to the holder or other payee pursuant to the Tender Offer, unless such holder or payee establishes that it is within the class of persons that is exempt from backup withholding. See Section 3. Also see Section 14 for a discussion of certain U.S. federal income tax consequences of the Tender Offer.

As of June 22, 2020, we had 35,298,410 shares of our common stock outstanding. We can purchase up to 6,153,846 shares (the maximum number of shares that can be purchased, assuming the minimum Purchase Price of $3.25) which would represent approximately 17.43% of the shares then outstanding. The shares are listed and traded on the Nasdaq. On June 22, 2020, the last reported sale price of the shares on the Nasdaq was $2.94 per share. Stockholders are urged to obtain current market quotations for the shares. See Section 8.

THE TENDER OFFER

1.	Number of Shares; Proration.

General. Upon the terms and subject to the conditions of the Tender Offer, we hereby offer to purchase for cash up to $20.0 million of shares of our common stock properly tendered and not properly withdrawn in accordance with Section 4 before the Expiration Date of the Tender Offer, at a price determined by us of not less than $3.25 and not more than $3.75 per share, less any applicable withholding taxes and without interest. See Section 15 for a description of our right to extend, delay, terminate or amend the Tender Offer. In addition, if shares having an aggregate purchase price of more than $20.0 million are tendered in the Tender Offer at or below the Purchase Price, we reserve the right to accept for purchase at the Purchase Price pursuant to the Tender Offer up to an additional 2% of our outstanding shares without extending the Expiration Date. If less than $20.0 million is tendered, we will buy all of the shares at the highest price up to $3.75.

If the terms and conditions of the Tender Offer have been satisfied or waived and shares having an aggregate purchase price of less than $20.0 million are properly tendered and not properly withdrawn prior to the Expiration Date, we will buy all shares properly tendered and not properly withdrawn. If the Tender Offer is oversubscribed as described below, shares tendered will be subject to proration. The proration period and withdrawal rights expire on the Expiration Date. If there is proration, shares will be rounded up or down to the nearest whole share.

If we:

(i)

•

increase the maximum price to be paid above $3.75 per share or decrease the price to be paid below $3.25 per share or otherwise change the price range at which we are offering to purchase shares in the Tender Offer;

•

increase the aggregate purchase price for shares being sought in the Tender Offer and such increase would result in the prospective purchase of a number of shares exceeding 2% of our outstanding shares; or

•	decrease the aggregate purchase price for shares being sought in the Tender Offer; and

(ii)

•

the Tender Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day (as defined below) from, and including, the date that announcement of any such change is first published, sent or given in the manner specified in Section 15, the Tender Offer will be extended until the expiration of such period of 10 business days. A “business day” means any day other than a Saturday, Sunday or U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 a.m. midnight, Eastern time.

In accordance with the instructions to the Letter of Transmittal, stockholders desiring to tender shares must specify the price, not less than $3.25 and not more than $3.75 per share, at which they are willing to sell their shares to the Company. Alternatively, stockholders desiring to tender shares can choose not to specify a price and, instead, specify that they will sell their shares at the Purchase Price that the Company determines pursuant to the terms of the Tender Offer, which could be a price per share as low as 3.25 or as high as $3.75. If tendering stockholders wish to maximize the chance that the Company will purchase their shares, they should check the box in the Section of the Letter of Transmittal captioned “Shares Tendered at Price Determined Pursuant to the Tender Offer.” Note that this election will mean that such stockholder’s shares will be deemed to be tendered at the minimum price of $3.25 per share. Tendering stockholders who make this election should understand that this election may lower the Purchase Price and could result in such stockholder’s shares being purchased at the minimum price of $3.25 per share.

THE TENDER OFFER IS NOT CONDITIONED UPON OBTAINING FINANCING OR ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE TENDER OFFER IS, HOWEVER, SUBJECT TO OTHER CONDITIONS. SEE SECTION 7.

All shares tendered and not purchased pursuant to the Tender Offer, including shares not purchased because they were tendered at a price greater than the Purchase Price or because of proration and conditional tender provisions, will be returned to the tendering stockholders or, in the case of shares delivered by book-entry transfer, credited to the account at the Book-Entry Transfer Facility from which the transfer had previously been made at our expense promptly following the Expiration Date.

Priority of Purchases. If the terms and conditions of the Tender Offer have been satisfied or waived and shares having an aggregate purchase price of less than $20.0 million are properly tendered and not properly withdrawn prior to the Expiration Date, we will buy all shares properly tendered and not properly withdrawn.

If the conditions to the Tender Offer have been satisfied or waived and shares having an aggregate purchase price in excess of $20.0 million have been properly tendered and not properly withdrawn prior to the Expiration Date, we will purchase properly tendered shares on the basis set forth below:

•

first, subject to the conditional tender provisions described in Section 6, we will purchase all other shares tendered at or below the Purchase Price on a pro rata basis with appropriate adjustments to avoid purchases of fractional shares, as described below; and

•

second, if necessary to permit us to purchase shares having an aggregate purchase price of  $20.0 million, shares conditionally tendered at or below the Purchase Price (for which the condition was not initially satisfied), will, to the extent feasible, be selected for purchase by random lot. To be eligible for purchase by random lot, stockholders whose shares are conditionally tendered must have tendered all of their shares.

Therefore, all of the shares that a stockholder tenders in the Tender Offer may not be purchased. It is also possible that none of the shares conditionally tendered will be purchased.

Proration. If proration of tendered shares is required, we will determine the proration factor promptly following the Expiration Date. Proration for each stockholder tendering shares will be based on the ratio of the number of shares properly tendered at or below the Purchase Price and not properly withdrawn by such stockholder to the total number of shares properly tendered at or below the Purchase Price and not properly withdrawn by all stockholders. If there is proration, shares will be rounded up or down to the nearest whole share. The preliminary results of any proration will be announced by press release promptly after the Expiration Date, although we do not expect that we will be able to announce the final proration factor or commence payment for any shares purchased pursuant to the Tender Offer until three to five business days after the Expiration Date because of the difficulty in determining the number of shares properly tendered and not properly withdrawn. Stockholders may obtain preliminary proration information from the Information Agent and may be able to obtain such information from their brokers.

As described in Section 14, the number of shares that we will purchase from a stockholder pursuant to the Tender Offer may affect the U.S. federal income tax consequences to that stockholder and, therefore, may be relevant to a stockholder’s decision whether or not to tender shares.

This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of shares and will be furnished to brokers, dealers, commercial banks, trust companies and other nominees whose names, or the names of whose nominees, appear on our stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of shares.

2.	Purpose of the Tender Offer; Certain Effects of the Tender Offer.

Purpose of the Tender Offer. Our shares are currently trading at a significant discount to our NAV as of April 15, 2020. The purpose of the Tender Offer is to enable us to promptly complete a significant acquisition of our own shares. We believe that buying our shares currently offers an attractive investment return at current trading prices. We believe that the Tender Offer is a mechanism for completing a sizable acquisition of our Shares more rapidly than would be possible through open market purchases, and that a prompt deployment of our investable cash for this purpose is in the best interests of our stockholders. Further, we believe that the modified “Dutch auction” tender offer set forth in this Offer to Purchase is a mechanism that will provide all stockholders with the opportunity to tender all or a portion of their shares. Conversely, the Tender Offer also affords stockholders the option not to participate and, thereby, to increase their relative percentage interest in the Company and its future results. Purchasing the Shares at a discount to NAV is expected to be accretive to net investment income and NAV per share The Board may consider undertaking additional tender offer(s) based upon a variety of factors, including the performance of the Company’s market price. Effective April 14, 2020, the Company suspended its previously announced share repurchase program indefinitely.

While our Board has authorized the Offer to Purchase, it has not, nor has the Company, the Advisor, the Advisor’s affiliates or subsidiaries, the Information Agent or the Depositary made, any recommendation to you as to whether you should tender or refrain from tendering your shares. You must make your own decision as to whether to tender your shares and, if so, how many shares to tender and at what price you choose to tender your shares. In doing so, you should read carefully all of the information in this Offer to Purchase, in the related Letter of Transmittal and in the other tender offer materials.

Certain Effects of the Tender Offer. As of June 22, 2020, we had 35,298,410 shares of our common stock outstanding. Assuming that the conditions to the Tender Offer are satisfied or waived and the Tender Offer is fully subscribed, if the Purchase Price per share is $3.25, we would purchase 6,153,846 shares and if the Purchase Price per share is $3.75, we would purchase 5,333,333 shares, representing approximately 17.43% and 15.11%, respectively, of our outstanding shares as of the date of this Offer to Purchase. Stockholders may be able to sell non-tendered shares in the future on the Nasdaq or otherwise, at a net price higher or lower than the Purchase Price. We can give no assurance, however, as to the price at which a stockholder may be able to sell such shares in the future.

The Tender Offer will reduce our “public float,” which is the number of shares owned by non-affiliated stockholders and available for trading in the securities markets, and is likely to reduce the number of our stockholders. These reductions may reduce the volume of trading in our shares and may result in lower stock prices and reduced liquidity in the trading of our shares following completion of the Tender Offer. In addition, the Tender Offer will increase the proportional ownership of those of the Company’s officers and directors who are not participating in the Tender Offer and any other stockholders who do not participate or participate only in part in the Tender Offer.

We currently intend to retire any shares purchased pursuant to the Tender Offer. Such shares will be available for us to issue without further stockholder action for all purposes except as required by applicable law and regulation or the rules of the Nasdaq. We have no current plans for the issuance of shares purchased in the Tender Offer.

We may, in the future, decide to purchase shares. Any such purchases may be on the same terms as, or on terms that are more or less favorable to stockholders than, the terms of the Tender Offer. Rule 13e-4 under the Exchange Act, however, prohibits us and our affiliates from purchasing any shares, other than pursuant to the Tender Offer, until at least 10 business days after the Expiration Date.

Except as otherwise disclosed in this Offer to Purchase, we currently have no plans, proposals or negotiations underway that relate to or would result in:

•	any extraordinary transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries;

•

any purchase, sale or transfer of a material amount of our or any of our subsidiaries’ assets, except that we continually look for attractive opportunities to monetize portfolio investments, particularly credit investments;

•	any material change in our indebtedness or our capitalization, other than with respect to a potential debt offering that the Company may make in the future, subject to approval by the Board;

•

any change in our present Board or management, including but not limited to any plans or proposals to change the number or the term of directors or to fill any existing vacancies on our Board or to change any material term of the employment contract of any executive officer;

•	any other material change in our corporate structure or business;

•	any class of our equity securities ceasing to be authorized to be quoted on the Nasdaq;

•	any class of our equity securities becoming eligible for termination of registration under Section 12(g) of the Exchange Act;

•	the suspension of our obligation to file reports under Section 15(d) of the Exchange Act;

•	the acquisition or disposition by any person of additional securities of the Company, or the disposition of our securities; or

•	any changes in our charter, bylaws or other governing instruments or other actions that could impede the acquisition of control of us.

Notwithstanding the foregoing, we reserve the right to change our plans and intentions at any time, as we deem appropriate and we continue to evaluate the risk-reward relative to all options and various investment alternatives, including the Tender Offer and dividend payments. Specifically we note that:

•	We expect to continue to monetize our investment portfolio in the ordinary course of business, which may include one or more sales to third parties.

•

We invest primarily in directly originated first lien senior secured loans, including unitranche investments. There are numerous risks relating to our business, including credit losses on our investments, the risk of loss associated with leverage, illiquidity and valuation uncertainties in our investments, possible lack of appropriate investments, among others, which may materially impact the value of our investment and therefore our net asset value. There are also numerous risks relating to our investments, including the risky nature of the securities in which we invest, the subordinated nature of select investments, our potential lack of control over our portfolio companies, our limited ability to invest in public or foreign companies and the potential incentives in our investment adviser to invest more speculatively than it would if it did not have an opportunity to earn incentive fees. The inability of our portfolio companies to pay interest and principal when due may contribute to a reduction in the net value per share of our common stock, affect our ability to make distributions and service our contractual obligations, and may negatively impact the market price of shares of our common stock.

•	Investors and potential acquirers of the Company may or may not agree with the valuation of our investments and this may impact the ultimate value received by stockholders.

We may also consider a variety of extraordinary transactions, such as a sale of assets or business of the Company, a restructuring, a recapitalization, a special dividend to stockholders, a liquidation or other transaction or series of transactions. Any such transaction could result in proceeds to stockholders at that time above the tender offer price and/or above the book value of our investments, although there is no assurance (i) that we will engage in any such transaction, (ii) that any such transaction will be successfully consummated or (iii) that the value of such transaction if consummated will be at or above the tender offer price or book value.

3.	Procedures for Tendering Shares.

Proper Tender of Shares. For shares to be tendered properly pursuant to the Tender Offer:

•

the certificates for the shares or confirmation of receipt of the shares under the procedure for book-entry transfer set forth below, together with a properly completed and duly executed Letter of Transmittal, including any required signature guarantees, or an Agent’s Message (as defined below) in the case of a book-entry transfer, and any other documents required by the Letter of Transmittal, must be received prior to 11:59 p.m. Eastern time, in each case by the Expiration Date by the Depositary at its address set forth on the back cover page of this document.

Notwithstanding any other provisions hereof, payment for shares tendered and accepted for payment pursuant to the Tender Offer will be made only after timely receipt by the Depositary of certificates for such shares (or a timely confirmation of a book-entry transfer of such shares into the Depositary’s account at the Book-Entry Transfer Facility), a properly completed and duly executed Letter of Transmittal (or facsimile thereof) with any required signature guarantees, or an Agent’s Message in connection with book-entry delivery, and any other documents required by the Letter of Transmittal.

In accordance with the instructions to the Letter of Transmittal, each stockholder wishing to tender shares in the Tender Offer must properly indicate in the Section captioned (1) “Shares Tendered at Price Determined by Stockholder” in the Letter of Transmittal the price (in increments of   $0.05) at which they are tendering shares or (2) “Shares Tendered at Price Determined Pursuant to the Tender Offer” in the Letter of Transmittal that they will accept the Purchase Price determined by us in accordance with the terms of the Tender Offer.

If tendering stockholders wish to maximize the chance that we will purchase their shares, they should check the box in the Section of the Letter of Transmittal captioned “Shares Tendered at Price Determined Pursuant to the Tender Offer.” Note that this election will mean that tendered shares will be deemed to be tendered at the minimum price of  $3.25 per share. Tendering stockholders who make this election should understand that this election may lower the Purchase Price and could result in their shares being purchased at the minimum price of $3.25 per share.

A stockholder who desires to tender shares at more than one price must complete a separate Letter of Transmittal for the different shares and different prices at which such stockholder is tendering shares. In no event may a stockholder tender the same shares at more than one price (unless the shares are first properly withdrawn previously in accordance with Section 4).

STOCKHOLDERS WHO HOLD SHARES THROUGH BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES OR OTHER NOMINEES ARE URGED TO CONSULT THEIR BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES OR OTHER NOMINEES AS IT IS LIKELY THAT — FOR ADMINISTRATIVE REASONS — THEY HAVE AN EARLIER DEADLINE FOR YOU TO ACT TO INSTRUCT THEM TO ACCEPT THE TENDER OFFER ON YOUR BEHALF SO THAT THEY CAN MEET THE ABOVE REQUIREMENTS ON A TIMELY BASIS. IN ADDITION, YOU MAY WISH TO DETERMINE WHETHER TRANSACTION COSTS ARE APPLICABLE IF YOU TENDER SHARES THROUGH A BROKER, DEALER, COMMERCIAL BANK, TRUST COMPANY OR OTHER NOMINEE.

Book-Entry Delivery. The Depositary has established an account with respect to the shares at The Depository Trust Company (“DTC”) (referred to as the “Book-Entry Transfer Facility”) for purposes of the Tender Offer, and any financial institution that is a participant in the system of the Book-Entry Transfer Facility may make delivery of shares by causing the Book-Entry Transfer Facility to transfer such shares into the Depositary’s account in accordance with the procedures of the Book-Entry Transfer Facility. However, although delivery of shares may be effected through book-entry transfer, a properly completed and duly executed Letter of Transmittal together with any required signature guarantees or an Agent’s Message and any other required documents must, in any case, be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase by the Expiration Date. Delivery of the Letter of Transmittal and any other required documents to the Company or the Information Agent or Book-Entry Transfer Facility does not constitute delivery to the Depositary.

The term “Agent’s Message” means a message transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of the book-entry confirmation, stating that the Book-Entry Transfer Facility has received an express acknowledgment from the participant tendering shares through the Book-Entry Transfer Facility that the participant has received and agrees to be bound by the terms of the Letter of Transmittal and that we may enforce that agreement against that participant.

Method of Delivery. The method of delivery of all documents, including share certificates, is at the election and risk of the tendering stockholder. If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. Shares will be deemed delivered only when actually received by the Depositary (including in the case of a book-entry transfer, by book-entry confirmation). In all cases, sufficient time should be allowed to ensure timely delivery.

Signature Guarantees. Except as otherwise provided below, all signatures on a Letter of Transmittal must be guaranteed by a financial institution (including most banks, savings and loans associations and brokerage houses) which is a participant in the Securities Transfer Agents Medallion Program (an “Eligible Institution”). Signatures on a Letter of Transmittal need not be guaranteed if  (a) the Letter of Transmittal is signed by the registered holder of the shares tendered therewith and such holder has not completed the box captioned “Special Delivery Instructions” or captioned “Special Payment Instructions” in the Letter of Transmittal or (b) such shares are tendered for the account of an Eligible Institution. See Instructions 1 and 6 of the Letter of Transmittal. If a share certificate is registered in the name of a person other than the person executing a Letter of Transmittal, or if payment is to be made to a person other than the registered holder, then the share certificate must be endorsed or accompanied by an appropriate stock power, in either case signed exactly as the name of the registered holder appears on the certificate, with the signature guaranteed by an Eligible Institution.

U.S. Federal Backup Withholding Tax. To prevent the potential imposition of U.S. federal backup withholding tax on the gross proceeds payable to a tendering holder pursuant to the Offer to Purchase, each tendering holder must submit to the Depositary (or other applicable withholding agent) a correct, completed and signed IRS Form W-9 (“Form W-9”) (for U.S. Holders, as defined in Section 14) or IRS Form W-8BEN (“Form W-8BEN”) or IRS Form W-8BEN-E (“Form W-8BEN-E”), IRS Form W-8IMY (“Form W-8IMY”), IRS Form W-8ECI (“Form W-8ECI”), or other applicable IRS Form W-8 (for Non-U.S. Holders, as defined in Section 14), or otherwise establish an exemption from backup withholding. See Section 14 below.

Withholding for Non-U.S. Holders. An applicable withholding agent may withhold U.S. federal income tax on the gross proceeds payable to a Non-U.S. Holder (as defined in Section 14) pursuant to the Offer to Purchase at a rate of 30%, unless a reduced rate of withholding is applicable pursuant to an income tax treaty or an exemption from withholding is applicable because such gross proceeds are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if an income tax treaty applies, the gross proceeds are attributable to a United States permanent establishment maintained by such Non-U.S. Holder). In order to claim a reduction of or an exemption from such withholding tax, a Non-U.S. Holder must deliver to the withholding agent a validly completed and executed Form W-8BEN, Form W-8BEN-E, or other applicable IRS Form W-8 (with respect to income tax treaty benefits) or Form W-8ECI (with respect to amounts effectively connected with the conduct of a trade or business within the United States) claiming such reduction or exemption before the payment is made. A Non-U.S. Holder may be eligible to obtain a refund of all or a portion of any tax withheld (i) if such holder meets the “complete termination,” “substantially disproportionate” or “not essentially equivalent to a dividend” tests described in Section 14 or (ii) if such holder is otherwise able to establish that no or a reduced amount of tax is due. Non-U.S. Holders should consult their tax advisors regarding the particular tax consequences to them of selling shares pursuant to the Offer to Purchase, including the application of U.S. federal income tax withholding, their potential eligibility for a withholding tax reduction or exemption, and the refund procedures.

Tender Constitutes an Agreement. The tender of shares pursuant to any one of the procedures described above will constitute the tendering stockholder’s acceptance of the terms and conditions of the Tender Offer and an agreement between the tendering stockholder and us upon the terms and subject to the conditions of the Tender Offer, which agreement will be governed by, and construed in accordance with the laws of the State of New York. In addition, the tender of shares pursuant to any one of the procedures described above will constitute the tendering stockholder’s representation and warranty to us that: (1) the stockholder has a “net long position” in the shares or equivalent securities at least equal to the shares tendered within the meaning of Rule 14e-4 promulgated by the Commission under the Exchange Act; (2) the tender of shares complies with Rule 14e-4 under the Exchange Act; and (3) the tendered shares are not currently subject to any contractual or other restriction.

It is a violation of Rule 14e-4 under the Exchange Act for a person, directly or indirectly, to tender shares for his or her own account unless the person so tendering (i) has a net long position equal to or greater than the number of  (x) shares tendered or (y) other securities immediately convertible into, or exercisable or exchangeable for, the number of shares tendered and will acquire such shares for tender by conversion, exercise or exchange of such other securities and (ii) will cause such shares to be delivered in accordance with the terms of the Tender Offer. Rule 14e-4 under the Exchange Act provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person.

A tender of shares made pursuant to any method of delivery set forth herein will also constitute a representation and warranty to us that the tendering stockholder has full power and authority to tender, sell, assign and transfer the shares tendered, and that, when the same are accepted for purchase by us, we will acquire good, marketable and unencumbered title thereto, free and clear of all security interests, liens, restrictions, claims, encumbrances and other obligations relating to the sale or transfer of the shares, and the same will not be subject to any adverse claim or right. Any such tendering stockholder will, on our or the Depositary’s request, execute and deliver any additional documents deemed by the Depositary or us to be necessary or desirable to complete the sale, assignment and transfer of the Shares tendered, all in accordance with the terms of the Tender Offer.

All authority conferred or agreed to be conferred by delivery of the Letter of Transmittal shall be binding on the successors, assigns, heirs, personal representatives, executors, administrators and other legal representatives of the tendering stockholder and shall not be affected by, and shall survive, the death or incapacity of such tendering stockholder.

Determination of Validity; Rejection of Shares; Waiver of Defects; No Obligation to Give Notice of Defects. We will determine all questions as to the Purchase Price, the form of documents and the validity, eligibility (including time of receipt) and acceptance for payment of any tender of shares. We reserve the right to reject any or all tenders of shares determined by us not to be in proper form, or the acceptance of which or payment for which may, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defect or irregularity in any tender of particular shares (without waiving such defect or irregularity with respect to any other shares). No tender of shares will be deemed to be properly made until all defects and irregularities have been cured or waived. Unless waived, any defects or irregularities in connection with tenders must be cured within such time as we shall determine. None of the Company, the Advisor, the Advisor’s affiliates or subsidiaries, the Depositary, the Information Agent or any other person is or will be under any duty to give notification of any defect or irregularity in tenders or incur any liability for failure to give any such notification.

Return of Unpurchased Shares. If any properly tendered shares are not purchased pursuant to the Tender Offer or are properly withdrawn before the Expiration Date, or if less than all shares evidenced by a stockholder’s certificates are tendered, certificates for unpurchased shares will be returned promptly after the expiration or termination of the Tender Offer or the proper withdrawal of the shares, as applicable, or, in the case of shares properly tendered by book-entry transfer at the Book-Entry Transfer Facility, the shares will be credited to the appropriate account maintained by the tendering stockholder at the Book-Entry Transfer Facility, in each case without expense to the stockholder.

Lost, Stolen, Destroyed or Mutilated Certificates. Stockholders whose certificate or certificates for part or all of their shares have been lost, stolen, destroyed or mutilated may contact American Stock Transfer & Trust Company, LLC, as Transfer Agent for our shares, at (800) 937-5449 or the address set forth on the back cover of this Offer to Purchase for instructions as to obtaining a replacement. The replacement certificate will then be required to be submitted together with the Letter of Transmittal in order to receive payment for shares that are tendered and accepted for payment. A bond may be required to be posted by the stockholder to secure against the risk that the certificates may be subsequently recirculated. Stockholders are urged to contact the Transfer Agent immediately in order to permit timely processing of this documentation and to determine if the posting of a bond is required.

CERTIFICATES FOR SHARES, TOGETHER WITH A PROPERLY COMPLETED AND DULY EXECUTED LETTER OF TRANSMITTAL OR FACSIMILE THEREOF, OR AN AGENT’S MESSAGE, AND ANY OTHER DOCUMENTS REQUIRED BY THE LETTER OF TRANSMITTAL, MUST BE DELIVERED TO THE DEPOSITARY AND NOT TO US OR THE INFORMATION AGENT. ANY SUCH DOCUMENTS DELIVERED TO US OR THE INFORMATION AGENT WILL NOT BE DEEMED TO BE PROPERLY TENDERED.

4.	Withdrawal Rights.

Tenders of shares made pursuant to the Tender Offer may be withdrawn at any time prior to the Expiration Date. Thereafter, such tenders are irrevocable except that they may be withdrawn after 11:59 p.m. Eastern time, on August 18, 2020, the fortieth business day from June 23, 2020, unless theretofore accepted for payment as provided in this Offer to Purchase. If we extend the period of time during which the Tender Offer is open, are delayed in accepting for payment or paying for shares or are unable to accept for payment or pay for shares pursuant to the Tender Offer for any reason, then, without prejudice to our rights under the Tender Offer, the Depositary may, on our behalf, retain all shares tendered, and such shares may not be withdrawn except as otherwise provided in this Section 4, subject to Rule 13e-4(f)(5) under the Exchange Act, which provides that the issuer making the Tender Offer shall either pay the consideration offered, or return the tendered securities, promptly after the termination or withdrawal of the Tender Offer.

For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must:

•	be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase; and

•

specify the name of the person who tendered the shares to be withdrawn, the number of shares to be withdrawn and the name of the registered holder of the shares, if different from that of the person who tendered such shares.

If the shares to be withdrawn have been delivered to the Depositary, a signed notice of withdrawal with signatures guaranteed by an Eligible Institution (except in the case of shares tendered by an Eligible Institution) must be submitted prior to the release of such shares. In addition, such notice must specify, in the case of shares tendered by delivery of certificates, the name of the registered holder (if different from that of the tendering stockholder) and the serial numbers shown on the particular certificates evidencing the shares to be withdrawn or, in the case of shares tendered by book-entry transfer, the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn shares.

Withdrawals may not be rescinded, and shares withdrawn will thereafter be deemed not properly tendered for purposes of the Tender Offer. However, withdrawn shares may be retendered by following one of the procedures described in Section 3 at any time prior to the Expiration Date.

We will determine all questions as to the form and validity (including time of receipt) of any notice of withdrawal. We also reserve the right to waive any defect or irregularity in the withdrawal of shares by any stockholder. None of the Company, the Advisor, the Advisor’s affiliates or subsidiaries, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defect or irregularity in any notice of withdrawal or incur any liability for failure to give any such notification.

5.	Purchase of Shares and Payment of Purchase Price.

On the terms and subject to the conditions of the Tender Offer, promptly following the Expiration Date, we will (1) determine the Purchase Price we will pay for shares properly tendered and not properly withdrawn prior to the Expiration Time, taking into account the number of shares so tendered and the prices specified by tendering stockholders and (2) accept for payment and pay an aggregate purchase price of up to $20.0 million for shares that are properly tendered at prices at or below the Purchase Price and not properly withdrawn prior to the Expiration Time. For purposes of the Tender Offer, we will be deemed to have accepted for payment, subject to the, proration and conditional tender provisions of the Tender Offer, shares that are properly tendered at or below the Purchase Price and not properly withdrawn, only when, as and if we give oral or written notice to the Depositary of our acceptance of the shares for payment pursuant to the Tender Offer. The Purchase Price will be denominated in United States dollars and all payments to stockholders under the Tender Offer will be made in United States dollars.

Upon the terms and subject to the conditions of the Tender Offer, we will accept for payment and pay the Purchase Price per share for all of the shares accepted for payment pursuant to the Tender Offer promptly after the Expiration Date. In all cases, payment for shares tendered and accepted for payment pursuant to the Tender Offer will be made promptly, taking into account any time necessary to determine any proration, but only after timely receipt by the Depositary of  (1) certificates for shares, or a timely book-entry confirmation of the deposit of shares into the Depositary’s account at DTC, (2) a validly completed and duly executed Letter of Transmittal including any required signature guarantees, or, in the case of a book-entry transfer, an Agent’s Message, and (3) any other required documents.

Holders of shares purchased in the Tender Offer will be entitled to distributions that have a record date before the Expiration Date, even if the payment date is after such shares have been accepted for payment. Shares purchased in the Tender Offer will not be entitled to distributions whose record date is after such Shares have been accepted for payment.

We will pay for shares purchased under the Tender Offer by depositing the aggregate purchase price for such shares with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from us and transmitting payment to the tendering stockholders. UNDER NO CIRCUMSTANCES WILL INTEREST ON THE PURCHASE PRICE BE PAID BY US REGARDLESS OF ANY DELAY IN MAKING SUCH PAYMENT.

In the event of proration, we will determine the proration factor and pay for those tendered shares accepted for payment promptly after the Expiration Date. If there is proration, shares will be rounded up or down to the nearest whole share. The preliminary results of any proration will be announced by press release promptly after the Expiration Date. Certificates for all shares tendered and not purchased, including all shares not purchased due to proration, will be returned to the tendering stockholder, or, in the case of shares tendered by book-entry transfer, will be credited to the account maintained with the Book-Entry Transfer Facility by the participant therein who so delivered the shares, at our expense, promptly after the Expiration Date or termination of the Tender Offer. In addition, if certain events occur, we may not be obligated to purchase shares under the Tender Offer. See Section 7.

We will pay all stock transfer taxes, if any, payable on the transfer to us of shares purchased pursuant to the Tender Offer. If, however, payment of the Purchase Price is to be made to any person other than the registered holder, or if tendered certificates are registered in the name of any person other than the person signing the Letter of Transmittal, the amount of all stock transfer taxes, if any (whether imposed on the registered holder or the other person), payable on account of the transfer to the person will be deducted from the Purchase Price unless satisfactory evidence of the payment of the stock transfer taxes, or exemption therefrom, is submitted. See the Letter of Transmittal.

Shares tendered pursuant to the Tender Offer must be tendered free and clear of all liens, charges, encumbrances, security interests, claims, restrictions and equities whatsoever, together with all rights and benefits arising therefrom, provided that any dividends or distributions which may be declared, paid, issued, distributed, made or transferred on or in respect of such shares to stockholders of record on or prior to the date on which the shares are taken up and paid for under the Tender Offer shall be for the account of such stockholders.

6.	Conditional Tender of Shares.

In the event of an oversubscription of the Tender Offer, shares tendered prior to the Expiration Date will be subject to proration. See Section 1. As discussed in Section 14, the number of shares to be purchased from a particular stockholder may affect the U.S. federal income tax treatment of the purchase to the stockholder and the stockholder’s decision whether to tender. Accordingly, a stockholder may tender shares subject to the condition that a specified minimum number of the stockholder’s shares tendered pursuant to a Letter of Transmittal must be purchased if any shares tendered are purchased. Any stockholder wishing to make a conditional tender must so indicate in the box entitled “Conditional Tender” in the Letter of Transmittal and indicate the minimum number of shares that must be purchased if any are to be purchased. We urge each stockholder to consult with his, her or its own financial and tax advisors with respect to the advisability of making a conditional tender.

After the Expiration Date, if the number of shares properly tendered and not properly withdrawn pursuant to the Offer to Purchase at a price equal to or less than the Purchase Price and pursuant to the “Shares Tendered at Price Determined Pursuant to the Tender Offer” alternative would result in an aggregate purchase price of more than $20.0 million, so that we must prorate our acceptance of and payment for tendered shares, we will calculate a preliminary proration percentage based upon all shares properly tendered, conditionally or unconditionally, and not properly withdrawn. If the effect of this preliminary proration would be to reduce the number of shares to be purchased from any stockholder tendered pursuant to a Letter of Transmittal below the minimum number specified, the shares conditionally tendered will automatically be regarded as withdrawn (except as provided in the next paragraph). If there is proration, shares will be rounded up or down to the nearest whole share. All shares tendered by a stockholder subject to a conditional tender and that are withdrawn as a result of proration will be returned at our expense to the tendering stockholder.

After giving effect to these withdrawals, we will accept the remaining shares properly tendered, conditionally or unconditionally, on a pro rata basis, if necessary. If the withdrawal of conditional tenders would cause the total number of shares to be purchased to fall below an aggregate purchase price of  $20.0 million, then, to the extent feasible, we will select enough of the shares conditionally tendered that would otherwise have been withdrawn to permit us to purchase such number of shares. In selecting among the conditional tenders, we will select by random lot, treating all tenders by a particular stockholder as a single lot, and will limit our purchase in each case to the designated minimum number of shares to be purchased. To be eligible for purchase by random lot, stockholders whose shares are conditionally tendered must have tendered all of their shares.

7.	Conditions of the Tender Offer.

Notwithstanding any other provision of the Tender Offer, we will not be required to accept for payment or pay for any shares tendered, and may terminate or amend the Tender Offer or may postpone the acceptance for payment of, and the payment for, shares tendered, subject to the requirements of the Exchange Act for prompt payment for or return of shares, if at any time on or after June 23, 2020 (or such earlier date as may be specified in the relevant condition), and before the Expiration Date any of the following events shall have occurred or are reasonably determined by us to have occurred, that, in the reasonable judgment of our Board and regardless of the circumstances giving rise to such event, makes it inadvisable to proceed with the Tender Offer or with acceptance for payment or payment:

1) there shall have been threatened, instituted or pending any action, suit, proceeding or application by any government or governmental, regulatory or administrative agency, authority or tribunal or by any other person, domestic, foreign or supranational, before any court, authority, agency, other tribunal or arbitrator or arbitration panel shall have been instituted or shall be pending, or we shall have received notice of any such action that directly or indirectly:

•

challenges or seeks to challenge, restrain, prohibit, delay or otherwise affect the making of the Tender Offer, the acquisition by us of some or all of the shares pursuant to the Tender Offer or otherwise relates in any manner to the Tender Offer or seeks to obtain material damages in respect of the Tender Offer;

•

seeks to make the purchase of, or payment for, some or all of the shares pursuant to the Tender Offer illegal or may result in a delay in our ability to accept for payment or pay for some or all of the shares; or

•

in our reasonable judgment, could materially and adversely affect our and our subsidiaries’ business, condition (financial or otherwise), assets, income, operations or prospects, taken as a whole materially impairs in any way the contemplated future conduct of the business of us and our subsidiaries, taken as a whole, or materially impairs our ability to purchase the shares in the Tender Offer

2) our acceptance for payment, purchase or payment for any shares tendered in the Tender Offer shall have violated or be in conflict with, or otherwise be contrary to, any applicable law, statute, rule, regulation, judgment, decree or order;

3) any action shall have been taken or any statute, rule, regulation, judgment, decree, injunction or order (preliminary, permanent or otherwise) shall have been threatened, promulgated, proposed, sought, enacted, entered, amended, enforced or deemed to be applicable to the Tender Offer or us or any of our subsidiaries by any court, government or governmental agency or other regulatory or administrative authority, agency or tribunal, whether in the United States or elsewhere, that, in our reasonable judgment,:

•	indicates that any approval or other action of any such court, agency or authority may be required in connection with the Tender Offer or the purchase of shares thereunder; or

•

is reasonably likely to directly or indirectly (i) make the acceptance for payment of, or payment for, some or all of the shares illegal or otherwise restricts or prohibits completion of the Tender Offer, (ii) delays or restricts our ability, or renders us unable, to accept for payment or pay for some or all of the shares or (iii) materially and adversely affects our and our subsidiaries’ business, condition (financial or otherwise), assets, income, operations or prospects, taken as a whole, or otherwise materially impairs in any way the contemplated future conduct of the business of us and our subsidiaries;

4) there shall have occurred any of the following:

•

any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market in the United States, the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory, or any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that is likely, in our reasonable judgment, to materially adversely affect the extension of credit by banks or other lending institutions in the United States;

•

the commencement or escalation, on or after the date hereof, of war, armed hostilities or other international or national calamity directly or indirectly involving the United States or any of its territories, including, but not limited to, an act of terrorism, directly or indirectly involving the United States, or any escalation, on or after the date hereof, of any war or armed hostilities that had commenced prior to the date hereof;

•

any decrease of more than 10% in the market price for the shares or in the Dow Jones Industrial Average, New York Stock Exchange Index, Nasdaq Composite Index or the Standard and Poor’s 500 Composite Index measured from the close of trading on the date of this Offer to Purchase to the open of trading on the Expiration Date;

•

any change in general political, market, economic, financial or industry conditions in the United States or internationally that, in our reasonable judgment, has, or could reasonably be expected to have, a material adverse effect, taken individually or as a whole, on our business, subsidiaries, properties, assets, liabilities, capitalization, net asset value, condition (financial or otherwise), operations, results of operations or prospects, on the value of or trading in the shares, on our ability to consummate the Tender Offer or on the benefits of the Tender Offer to us;

•

any change, condition, event or development (including any act of nature or man-made disaster) or any condition, event or development involving a prospective change, in our business, properties, assets, liabilities, capitalization, net asset value, condition (financial or otherwise), operations, licenses, franchises, permits, permit applications, results of operations or prospects that, in our reasonable judgment, has, or could reasonably be expected to have, a material adverse effect on us on the value of or trading in the shares, on our ability to consummate the Tender Offer or on the benefits of the Tender Offer to us; or

•	in the case of any of the foregoing existing at the time of the commencement of the Tender Offer, a material acceleration or worsening thereof;

•

a tender or exchange offer for any or all of our issued and outstanding shares (other than the Tender Offer), or any merger, amalgamation, acquisition, business combination, scheme of arrangement or other similar transaction with or involving us or any of our subsidiaries, shall have been proposed, announced or made by any person or entity or shall have been publicly disclosed or we shall have entered into a definitive agreement or an agreement in principle with any person with respect to a merger, amalgamation, acquisition, business combination, scheme of arrangement or other similar transaction;

5) we shall have learned that any entity, “group” (as that term is used in Section 13(d)(3) of the Exchange Act) or person:

•

has acquired or proposes to acquire beneficial ownership of more than 5% of our issued and outstanding shares (other than where such ownership increases solely as a result of the Tender Offer), whether through the acquisition of shares, the formation of a group, the grant of any option or right (options for and other rights to acquire shares that are acquired or proposed to be acquired being deemed to be immediately exercisable or convertible for purposes of this clause), or otherwise (other than anyone who publicly disclosed such ownership in a filing with the Commission on or before the date hereof),

•

who has filed a Schedule 13D or Schedule 13G with the Commission on or before the date hereof has acquired or proposes to acquire, whether through the acquisition of shares, the formation of a group, the grant of any option or right (options for and other rights to acquire shares that are acquired or proposed to be acquired being deemed to be immediately exercisable or convertible for purposes of this clause), or otherwise (other than by virtue of consummation of the Tender Offer), beneficial ownership of an additional 1% or more of our issued and outstanding shares or

•

shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, reflecting an intent to acquire us or any of our subsidiaries or any of our or their respective assets or securities;

6) any approval, permit, authorization, favorable review or consent or waiver of or filing with any domestic or foreign governmental entity or other authority or any third party consent, required to be obtained or made in connection with the Tender Offer shall not have been obtained or made on terms and conditions satisfactory to us in our reasonable judgment;

7) we shall have determined that the consummation of the Tender Offer and the purchase of the shares pursuant to the Tender Offer is likely, in our reasonable judgment, to cause the shares to be (1) held of record by less than 300 persons, (2) delisted from Nasdaq or (3) eligible for deregistration under the Exchange Act; or

8) we determine, in our reasonable judgment, that the consummation of the Tender Offer and the purchase of shares pursuant to the Tender Offer could jeopardize our qualification and taxation as a RIC under the Code.

The foregoing conditions are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any such condition, and may be waived by us, in whole or in part, at any time in our sole discretion before the Expiration Date. Our failure at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right. Each such right is an ongoing right and may be asserted at any time and from time to time. However, once the Tender Offer has expired, then all of the conditions to the Tender Offer, other than those requiring necessary governmental approvals, must have been satisfied or waived. In certain circumstances, if we waive any of the conditions described above, we may be required to extend the Tender Offer. See Section 15.

8.	Price Range of Shares; Distributions.

The shares are listed and traded on the Nasdaq under the trading symbol “TCRD.” The following table sets forth, for each of the fiscal periods indicated, the high and low sales prices of the shares as reported on the Nasdaq.

	Market Price
	High	Low
Year Ended December 31, 2020
First Quarter	$6.85	$1.56
Second Quarter (from April 1, 2020 through June 22, 2020)	$3.36	$2.11
Year Ended December 31, 2019
First Quarter	$7.40	$6.19
Second Quarter	$6.96	$6.41
Third Quarter	$7.01	$6.42
Fourth Quarter	$6.98	$6.31
Year Ended December 31, 2018
First Quarter	$9.25	$7.75
Second Quarter	$8.40	$7.75
Third Quarter	$8.74	$7.84
Fourth Quarter	$8.12	$5.91

On June 22, 2020, the last reported sale price of the shares on Nasdaq was $2.94 per share. We urge stockholders to obtain current market quotations for the shares before deciding whether to tender their shares and at what price.

The Company’s NAV per share is determined quarterly and is reflected in our published reports on Form 10-Q and Form 10-K. Our NAV per share fluctuates from quarter to quarter, sometimes dramatically, primarily based on the updated performance of our portfolio companies. Our most recent NAV per share is $5.34, determined by us as of April 15, 2020. NAV per share as of June 30, 2020, may be higher or lower than $5.34 based on potential changes in valuations, issuances of securities and earnings for the quarter then ended. Our Board has not yet approved the fair value of portfolio investments as of any date subsequent to April 15, 2020. The fair value of our portfolio investments is determined using a consistently applied valuation process in accordance with our documented valuation policy that has been reviewed and approved by our Board, who also approve in good faith the valuation of such securities on a quarterly basis in connection with the preparation of quarterly financial statements and generally based on input from independent valuation firms, our investment adviser, our administrator and the audit committee of our Board.

Distributions

The Company has elected to be taxed as a RIC under Subchapter M of the Code. In order to maintain its status as a RIC, the Company is required to distribute, for each taxable year, at least 90% of its investment company taxable income. To avoid a 4% excise tax on undistributed earnings, the Company is required to distribute each calendar year the sum of (i) 98% of its ordinary income for such calendar year, (ii) 98.2% of its capital gain net income for the one-year period ending October 31 of that calendar year and (iii) any income recognized, but not distributed, in preceding years and on which the Company paid no federal income tax.

The Company’s quarterly distributions, if any, will be determined by its board of directors. The Company intends to make distributions to stockholders on a quarterly basis of substantially all of its net investment income. Although the Company intends to make distributions of net realized capital gains, if any, at least annually, out of assets legally available for such distributions, the Company may in the future decide to retain such capital gains for investment. In addition, the extent and timing of special dividends, if any, will be determined by its board of directors and will largely be driven by portfolio specific events and tax considerations at the time.

In addition, the Company may be limited in its ability to make distributions due to the BDC asset coverage test for borrowings applicable to the Company as a BDC under the 1940 Act.

The following table summarizes the Company’s distributions declared and paid or to be paid on all shares including distributions reinvested, if any, since March 8, 2018:

Date Declared	Record Date	Payment Date	Amount per Share	Percentage Attributable to Return of Investors’ Paid-In Capital
March 2, 2018	March 20, 2018	March 30, 2018	$0.27	—
May 1, 2018	June 15, 2018	June 29, 2018	$0.27	—
August 7, 2018	September 14, 2018	September 28, 2018	$0.27	—
November 6, 2018	December 14, 2018	December 31, 2018	$0.27	—
March 5, 2019	March 20, 2019	March 29, 2019	$0.21	—
May 7, 2019	June 14, 2019	June 28, 2019	$0.21	—
August 6, 2019	September 16, 2019	September 30, 2019	$0.21	—
October 31, 2019	December 16, 2019	December 31, 2019	$0.21	—
March 3, 2020	March 20, 2020	March 31, 2020	$0.21	—
May 5, 2020	June 15, 2020	June 30, 2020	$0.10	—

The Company may not be able to achieve operating results that will allow it to make distributions at a specific level or to increase the amount of these distributions from time to time. If the Company does not distribute a certain percentage of its income annually, it will suffer adverse tax consequences, including possible loss of its status as a RIC. The Company cannot assure stockholders that they will receive any distributions at a particular level.

Distributions in excess of the Company’s current and accumulated earnings and profits would generally be treated as a return of capital to the extent of a stockholder’s adjusted tax basis in its shares. If a stockholder’s tax basis is reduced to zero, the stockholder would generally treat any remaining distributions in excess of the Company’s current and accumulated earnings and profits as a capital gain. The determination of the tax attributes of our distributions will be made annually as of the end of the fiscal year based upon the Company’s taxable income for the full year and distributions paid for the full year. Therefore, a determination made on a quarterly basis may not be representative of the actual tax attributes of our distributions for a full year. Each year, a statement on Form 1099-DIV identifying the source of the distributions will be sent to the Company’s U.S. stockholders of record (other than certain exempt recipients). The Board presently intends to declare and pay quarterly distributions. The Company’s ability to pay distributions could be affected by future business performance, liquidity, capital needs, alternative investment opportunities and loan covenants.

The tax character of distributions declared and paid in 2019 represented $26.2 million from ordinary income, $0 from capital gains and $0 from tax return of capital. The tax character of distributions declared and paid in 2018 represented $35.2 million from ordinary income, $0 from capital gains and $0 from tax return of capital. Generally accepted accounting principles require adjustments to certain components of net assets to reflect permanent differences between financial and tax reporting. These adjustments have no effect on net asset value per share. Permanent differences between financial and tax reporting at December 31, 2019 and 2018 were $0.3 million and $0.3 million, respectively. If the Company had determined the tax attributes of its 2020 distributions as of March 31, 2020, 100% would be from ordinary income, 0% would be from capital gains and 0% would be a return of capital.

The Company may generate qualified interest income and short-term capital gains that may be exempt from United States withholding tax when distributed to foreign accounts. A RIC is permitted to designate distributions in the form of dividends that represent interest income from U.S. sources (commonly referred to as qualified interest income) and short-term capital gains as exempt from U.S. withholding tax when paid to non-U.S. stockholders with proper documentation. As of March 31, 2020, the percentage of 2020 income estimated as qualified interest income for tax purposes was 78.3%.

9.	Source and Amount of Funds.

Assuming the Tender Offer is fully subscribed, we expect that the aggregate purchase price will be $20.0 million.

We expect to fund the purchase of shares tendered in the Tender Offer and the payment of related fees and expenses from cash on hand resulting from the Company’s recent issuance of common stock on April 21, 2020. We do not have any alternative financing arrangement or alternative financing plans.

10.	Certain Information Concerning Us.

General. The Company is an externally managed, non-diversified closed-end management incorporated in the State of Delaware investment company that has elected to be regulated as a BDC under the 1940 Act, and is incorporated in the State of Delaware. The address of its principal executive office is 500 Boylston Street, Suite 1250, Boston, MA 02116 and its telephone number is (800) 450-4424. Our internet address is http://www.THLCreditBDC.com. Unless expressly stated otherwise, the information contained on our website or connected to our website is not incorporated by reference into this Offer to Purchase and should not be considered part of this Offer to Purchase.

Additional Information About Us. We are subject to the information requirements of the Exchange Act, and in accordance therewith file periodic reports, proxy statements and other information relating to our business, financial condition and other matters. We are required to disclose in such proxy statements certain information, as of particular dates, concerning our directors and executive officers, their compensation, the principal holders of our securities and any material interest of such persons in transactions with us. Pursuant to Rule 13e-4(c)(2) under the Exchange Act, we have filed with the Commission a Tender Offer Statement on Schedule TO, which includes additional information with respect to the Tender Offer. Such material and other information may be viewed on the Commission’s website, www.sec.gov.

Incorporation by Reference. The rules of the Commission allow us to “incorporate by reference” information into this Offer to Purchase, which means that we can disclose important information to you by referring you to another document filed separately with the Commission. These documents contain important information about us. We incorporate by reference into this Offer to Purchase the documents listed below and any future filings we make with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until the termination of the Tender Offer (in each case, to the extent that the material contained therein is deemed “filed” rather than “furnished”).

Commission Filings	Period or Date of Report
THL Credit, Inc. Definitive Proxy Statement on Schedule 14A	As filed on April 29, 2020
THL Credit, Inc. Annual Report on Form 10-K	Year ended December 31, 2019
THL Credit, Inc. Quarterly Reports on Form 10-Q	Quarter ended March 31, 2020
THL Credit, Inc. Current Reports on Form 8-K (filed)	February 4, 2020, March 5, 2020, March 13, 2020, April 15, 2020, April 20, 2020, April 22, 2020 and May 29, 2020

These documents include periodic reports, such as annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and proxy materials.

You can obtain the documents described under “Additional Information About Us” and any of the documents incorporated by reference in this Offer to Purchase from the Commission’s website at www.sec.gov. You can also obtain the documents described under “Additional Information About Us” and documents incorporated by reference in this Offer to Purchase, without charge, by requesting them in writing or by telephone from us at Attention: Investor Relations, THL Credit, Inc., 500 Boylston Street, Suite 1250, Boston, MA 02116. Please be sure to include your complete name and address in the request. If you request any incorporated documents, we will mail them by first class mail, or another equally prompt means, promptly after we receive the request.

11.	Interest of Directors and Executive Officers; Transactions and Arrangements Concerning the Shares.

As of June 22, 2020, we had 35,298,410 shares of common stock outstanding. The 3.25 shares (minimum price) and 3.75 shares (maximum price) we are potentially offering to purchase pursuant to the Tender Offer represent approximately 17.43% and 15.11%, respectively, of the shares outstanding as of June 22, 2020. As of June 22, 2020, our directors and executive officers as a group (9 persons) beneficially owned an aggregate of 329,659 shares of our common stock, representing approximately less than 1% of our outstanding shares. The Company’s directors and executive officers are entitled to participate in the Tender Offer on the same basis as other stockholders. The Company’s directors and executive officers have advised the Company that they (and their affiliates) do not intend to tender any of their shares in the Tender Offer (including shares they are deemed to beneficially own). To our knowledge, none of our affiliates intend to tender any shares in the Tender Offer.

The following table shows, as of June 22, 2020, the aggregate number and percentage of our securities that were beneficially owned by our directors and executive officers. Assuming we purchase 6,153,846 shares (the maximum number of shares that can be purchased, assuming the minimum Purchase Price of $3.25) and that our directors and executive officers do not tender any shares pursuant to the Tender Offer, then, after the Tender Offer, the directors and executive officers as a group will beneficially own approximately 1.1% of our outstanding shares. The business address of each of our directors and executive officers is 500 Boylston Street, Suite 1250, Boston, MA 02116.

Name	Number of Shares Beneficially Owned(1)	Percent of Class(2)	Percent of Class After Tender Offer (Assuming We Purchase 6,153,846 Shares and Directors, Executive Officers and Associates Do Not Tender)
Christopher J. Flynn	141,478	*	*
Edmund P. Giambastiani, Jr.	1,440	*	*
Nancy Hawthorne(3) (4)	14,867	*	*
James D. Kern	4,000	*	*
Deborah McAneny	9,500	*	*
Jane Musser Nelson	3,650	*	*
Terrence W. Olson	133,434
Andrew James Morris	—
Sabrina Rusnak-Carlson	21,290
Total Insider Shares	329,659	*	1.1%

*	Represents less than one percent (1.0%).
(1)	Beneficial ownership has been determined in accordance with Rule 13d-3 under the Exchange Act.
(2)	Based on a total of 35,298,410 shares of the Company’s common stock issued and outstanding as of June 22, 2020.
(3)	Includes shares purchased through a dividend reinvestment plan.
(4)	Shares are held in the Nancy Hawthorne SEP FBO Nancy Hawthorne, for which Ms. Hawthorne has sole voting and dispositive power.

Stockholders Beneficially Owning More Than 5%. The following table shows, as of June 22, 2020, the number of shares of our common stock beneficially owned by any person (including any “group” as that term is used in Section 13(d)(3) of the Exchange Act), other than members of management (who are included in the table above), who is known by us to be the beneficial owner of more than five percent of our voting securities.

Name and Address of Beneficial Owner(3)	Title of Class	Number of Shares Beneficially Owned(1)	Percent of Class(2)
First Eagle Investment Management LLC (4), (5)	Common Stock	5,004,422	14.18%
Leon G. Cooperman(6)	Common Stock	2,859,100	8.10%

(1)	Beneficial ownership has been determined in accordance with Rule 13d-3 under the Exchange Act.
(2)	Based on a total of 35,298,410 shares of the Company’s common stock issued and outstanding as of June 22, 2020.
(3)	Information about the beneficial ownership of our principal stockholders is derived from filings made by them with the Commission.
(4)	Includes certain shares also deemed to be beneficially owned by Messrs. Flynn and Olson.
(5)	Includes shares owned by the Advisor, which is wholly owned by First Eagle.
(6)

Based on information included in the Schedule 13G filed by Leon G. Cooperman on February 14, 2020, as of December 31, 2020, Mr. Cooperman beneficially owned 2,859,100 shares of the Company’s common stock and had sole voting and dispositive power over 2,659,100 shares of the Company’s common stock. Mr. Cooperman is married to an individual named Toby Cooperman. Mr. Cooperman has investment discretion over the shares (as defined below) held by the Uncommon Knowledge And Achievement, Inc. (the “Uncommon”), a 501(c)(3) Delaware charitable foundation. As to the shares owned by the Uncommon, there would be shared power to dispose or to direct the disposition of such shares because the owners of the Uncommon may be deemed beneficial owners of such r pursuant to Rule 13d-3 under the Act as a result of their right to terminate the discretionary account within a period of 60 days. Mr. Cooperman has an adult son named Michael S. Cooperman. The Michael S. Cooperman WRA Trust (the “WRA Trust”), is an irrevocable trust for the benefit of Michael S. Cooperman. Mr. Cooperman has investment authority over the shares held by Toby Cooperman, Michael S. Cooperman, the WRA Trust accounts, and the Individual Retirement Accounts of Toby and Michael S. Cooperman. Mr. Cooperman’s ownership consists of 2,117,000 shares owned by Mr. Cooperman; 225,500 shares owned by Toby Cooperman; 116,600 shares owned by Michael S. Cooperman; 200,000 shares owned by the WRA Trust; and 200,000 shares owned by the Uncommon.

Transactions with Executive Officers, Directors and Other Related Persons. In the Company’s last fiscal year, except as otherwise described below or incorporated by reference in this Offer to Purchase or the Schedule TO, none of the Company nor, to the best of our knowledge, any of our affiliates, directors or executive officers, is a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly, to the Tender Offer or with respect to any of our securities, any, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations.

Recent Securities Transactions. Other than as described below, and based on our records and on information provided to us by our directors, executive officers and subsidiaries, none of the Company, our affiliates, our subsidiaries, our or our subsidiaries’ directors or executive officers, our control persons or any other person ultimately in control of us have effected any transactions involving shares of our common stock during the 60 days prior to the date of this Offer to Purchase.

On April 21, 2020, the Company issued 5,617,978 shares of the Company’s common stock, par value $0.001 per share, at an offering price of $5.34 per share to certain investors in a registered direct offering. Certain of the Company’s executive officers and beneficial owners were purchasers in this offering, as set forth below.

Name	Number of Shares Purchased
Christopher J. Flynn	120,805
Terrence W. Olson	74,385
Sabrina Rusnak-Carlson	9,030
First Eagle Investment Management LLC	3,745,320

Investment Management Agreement

On May 28, 2020, the stockholders of the Company approved the Company’s entry into a new investment management agreement (the “New Investment Advisory Agreement”) between the Company and the Advisor, that replaces the prior interim investment management agreement entered into with the Advisor on January 31, 2020 (the “Prior Investment Advisory Agreement”). All material terms of the New Investment Advisory Agreement remain unchanged from the material terms of the Prior Investment Advisory Agreement. The New Investment Advisory Agreement is further described in the Company’s Proxy Statement as filed with the Securities and Exchange Commission on April 23, 2020.

Standstill Agreement

On March 26, 2020, the Company entered into a Standstill Agreement (the “Standstill Agreement”) with THLP Debt Partners, L.P. (“Debt Partners”) in contemplation of the April 2020 Issuance. The Standstill

Agreement includes customary limitations on Debt Partners from acquiring additional shares in the Registrant, engaging in the solicitation of proxies, or otherwise seeking to influence the management or control of the Registrant.

Share Repurchase Program

On March 2, 2018 our Board authorized a $20.0 million stock repurchase program, which was amended and extended on March 5, 2019 to authorize the repurchase of outstanding shares in an aggregate amount of up to $20.0 million. Effective March 14, 2019, we adopted a stock trading plan in accordance with Rule 10b5-1 of the Exchange Act. This plan was completed in November of 2019. On December 16, 2019, our Board authorized a new $10.0 million stock repurchase program, which, unless extended by our Board, will expire on December 16, 2020 and may be modified or terminated at any time for any reason without prior notice. Effective December 17, 2019, we adopted a stock trading plan in accordance with Rule 10b5-1 of the Exchange Act, which was terminated on March 10, 2020. Effective April 14, 2020, the Company suspended its previously announced share repurchase program indefinitely. We provided our stockholders with notice of our ability to repurchase shares of our common stock in accordance with 1940 Act requirements. We retired all shares of common stock purchased in connection with the stock repurchase program prior to termination and plan to retire all shares of common stock that we purchase in the future in connection with the program.

During the 60 days prior to the date of this Offer to Purchase, the Company did not repurchase any of its shares of common stock.

Dividend Reinvestment Plan

We have adopted a dividend reinvestment plan for our stockholders. This is an “opt in” dividend reinvestment plan. As a result, if we declare a cash dividend or other distribution, each stockholder that has not “opted in” to our dividend reinvestment plan will receive cash dividends, rather than having their dividends automatically reinvested in additional shares of our common stock. Stockholders who receive distributions in the form of shares of common stock will be subject to the same federal, state and local tax consequences as if they received their distributions in cash.

12.	Effects of the Tender Offer on the Market for Shares; Registration under the Exchange Act.

The purchase by us of shares pursuant to the Tender Offer will reduce the number of shares that might otherwise be traded publicly and is likely to reduce the number of our stockholders and may decrease the liquidity of the market for shares. As a result, trading of a relatively small volume of the shares after consummation of the Tender Offer may have a greater impact on trading prices than would be the case prior to consummation of the Tender Offer.

We believe that there will be a sufficient number of shares outstanding and publicly traded following completion of the Tender Offer to ensure a continued trading market for the shares. Based upon Nasdaq’s published guidelines, we do not believe that our purchase of shares under the Tender Offer will cause the remaining outstanding shares to be delisted from Nasdaq. The Tender Offer is conditioned upon, among other things, our determination that the consummation of the Tender Offer and the purchase of shares will not cause the shares to be delisted from Nasdaq. See Section 7.

Our shares are currently “margin securities” under the rules of the Federal Reserve Board. This has the effect, among other things, of allowing brokers to extend credit to their customers using the shares as collateral. We believe that, following the purchase of shares pursuant to the Tender Offer, the shares will continue to be “margin securities” for purposes of the Federal Reserve Board’s margin regulations.

The shares are registered under the Exchange Act, which requires, among other things, that we furnish certain information to our stockholders and the Commission and comply with the Commission’s proxy rules in connection with meetings of our stockholders. We believe that our purchase of shares pursuant to the Tender Offer will not result in the shares becoming eligible for deregistration under the Exchange Act.

It is a condition of our obligation to purchase shares pursuant to the Tender Offer that as a result of the consummation of the Tender Offer, there not be a reasonable likelihood that the shares will be delisted from Nasdaq or will be eligible for deregistration under the Exchange Act. See Section 7.

13.	Legal Matters; Regulatory Approvals.

We are not aware of the applicability of any anti-trust laws or any license or regulatory permit that appears material to our business that might be adversely affected by our acquisition of the shares as contemplated by the Tender Offer or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic, foreign or supranational, that would be required for our acquisition or ownership of the shares as contemplated by the Tender Offer. Should any such approval or other action be required, we presently contemplate that we will seek that approval or other action. We are unable to predict whether we will be required to delay the acceptance for payment of or payment for shares tendered pursuant to the Tender Offer pending the outcome of any such matter. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial cost or conditions or that the failure to obtain the approval or other action might not result in adverse consequences to our business and financial condition. Our obligations under the Tender Offer to accept shares for payment and pay for shares is subject to conditions. See Section 7.

14.	Certain U.S. Federal Income Tax Consequences.

The following discussion is a general summary of certain U.S. federal income tax consequences to U.S. Holders and Non-U.S. Holders (each as defined below) of a sale of shares pursuant to the Offer to Purchase. This summary is based upon the Code, applicable Treasury regulations promulgated thereunder, rulings and administrative pronouncements and judicial decisions, all as in effect as of the date hereof and all of which are subject to change, possibly with retroactive effect.

This discussion addresses only holders who hold their shares as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment) and does not address all U.S. federal income tax consequences that may be relevant to holders in light of their particular circumstances or to holders subject to special U.S. federal income tax rules (such as, for example, dealers or brokers in securities or commodities, traders in securities who elect to apply a mark-to-market method of accounting, U.S. Holders whose “functional currency” is not the U.S. dollar, financial institutions or insurance companies, tax-exempt organizations, pension plans, RICs or real estate investment trusts, former citizens or residents of the United States, U.S. expatriates, partnerships or other pass-through entities and investors in such entities, persons who hold shares as part of a hedge, appreciated financial position, straddle, conversion or other risk reduction transaction, persons subject to the alternative minimum tax, persons required to accelerate the recognition of gross income with respect to the notes as a result of such income being recognized on an applicable financial statement, and persons who acquired their shares upon the exercise of stock options or otherwise as compensation). This discussion does not address the effect of any state, local or foreign tax laws or any U.S. federal tax laws other than those pertaining to the U.S. federal income tax, nor does it address any aspects of the net investment income tax.

Holders should consult their own tax advisors regarding the tax consequences of a sale of shares pursuant to the Offer to Purchase, including the applicability and effects of any state, local or non-U.S. tax laws.

We have not sought, and we do not expect to seek, any ruling from the IRS with respect to the matters discussed below. There can be no assurances that the IRS will not take a different position concerning the tax consequences of the sale of shares pursuant to the Offer to Purchase or that the IRS’s position would not be sustained by a court of competent jurisdiction.

As used herein, a “U.S. Holder” means a beneficial owner of shares that is, for U.S. federal income tax purposes, (i) a citizen or individual resident of the United States, (ii) a corporation (or an entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any State thereof or the District of Columbia, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source or (iv) a trust (A) whose administration is subject to the primary supervision of a court within the United States and which has one or more U.S. persons who have the authority to control all substantial decisions of the trust, or (B) that has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person. As used herein, a “Non-U.S. Holder” means a beneficial owner of shares that is neither a U.S. Holder nor an entity or arrangement treated as a partnership for U.S. federal income tax purposes.

The U.S. federal income tax treatment of a person that is treated as a partner of an entity or arrangement treated as a partnership for U.S. federal income tax purposes that holds our shares generally will depend on the status of the person and the activities of the entity or arrangement. Such persons should consult their own tax advisors.

U.S. Holders. The sale of shares pursuant to the Offer to Purchase will, depending on each tendering holder’s particular circumstances, be treated for U.S. federal income tax purposes as either a sale or exchange of shares or as a distribution from us with respect to our stock. Under Section 302 of the Code, a sale of shares pursuant to the Offer to Purchase generally will be treated as a sale or exchange if the sale: (i) results in a “complete termination” of the holder’s interest in the Company, (ii) is “substantially disproportionate” with respect to the holder or (iii) is “not essentially equivalent to a dividend” with respect to the holder. In determining whether any of these tests has been met, shares actually owned, as well as shares considered to be owned by the holder by reason of certain constructive ownership rules set forth in Section 318 of the Code, generally must be taken into account. U.S. Holders should be aware that acquisitions or dispositions of shares as part of a plan that includes the U.S. Holders’ tender of shares pursuant to the Offer to Purchase may need to be taken into account in determining whether any of the Section 302 tests are satisfied. U.S. Holders should also be aware that their ability to satisfy any of the Section 302 tests may be affected by proration pursuant to the Offer to Purchase.

A sale of shares pursuant to the Offer to Purchase generally will result in a “complete termination” if either (i) the U.S. Holder owns none of our shares actually or constructively immediately after the shares are sold pursuant to the Offer to Purchase or (ii) the U.S. Holder actually owns none of our shares and, with respect to shares constructively owned, is eligible to waive, and effectively waives, constructive ownership of all such shares. U.S. Holders wishing to satisfy the “complete termination” test through a waiver of attribution should consult their tax advisors.

A sale of shares pursuant to the Offer to Purchase generally will result in a “substantially disproportionate” redemption with respect to a U.S. Holder if the percentage of the Company’s outstanding shares actually and constructively owned by such U.S. Holder immediately after the sale is less than 80% of the percentage of shares actually and constructively owned by the U.S. Holder immediately before the sale.

A sale of shares pursuant to the Offer to Purchase generally will be treated as “not essentially equivalent to a dividend” with respect to a U.S. Holder if it results in a “meaningful reduction” of the U.S. Holder’s proportionate interest in the Company. The IRS has indicated in published guidance that even a small reduction in the percentage ownership interest of a stockholder whose relative stock interest in a publicly held corporation is minimal and who exercises no control over the corporation’s business would constitute a meaningful reduction. U.S. Holders should consult their tax advisors to determine the application of this test to their particular circumstances.

If a U.S. Holder’s sale of shares pursuant to the Offer to Purchase qualifies as a sale or exchange under any of the Section 302 tests described above, the U.S. Holder will recognize gain or loss equal to the difference between the amount of cash received pursuant to the Offer to Purchase and the adjusted tax basis of the shares sold. The gain or loss will be a capital gain or loss. In general, capital gain or loss with respect to shares sold will be long-term capital gain or loss if the holding period for such shares is more than one year as of the date of the sale. The ability to deduct capital losses is subject to limitations.

Under the “wash sale” rules of the Code, recognition of a loss on shares sold pursuant to the Offer to Purchase will ordinarily be disallowed to the extent a holder acquires (including acquisitions through a dividend reinvestment plan) substantially identical shares within 30 days before or after the date the shares are purchased by the Company pursuant to the Offer to Purchase. In that event, the basis and holding period of the shares acquired by the holder will be adjusted to reflect the disallowed loss. Additionally, any loss realized upon a taxable disposition of shares held for six months or less will be treated as a long-term capital loss to the extent of any “capital gain dividends” received by the holder (or amounts credited to the holder as undistributed capital gains) with respect to such shares.

If a U.S. Holder does not satisfy any of the Section 302 tests, amounts received by such U.S. Holder pursuant to the Offer to Purchase will be treated as a distribution with respect to such U.S. Holder’s shares. The distribution would be treated as a dividend taxable as ordinary income to the extent of the Company’s current and accumulated earnings and profits (except with respect to dividends properly designated by us as “capital gain dividends” or other distribution retaining its character). To the extent the amount of the distribution exceeds the amount treated as a dividend, the excess will be treated as a non-taxable return of capital to the extent of the U.S. Holder’s tax basis in the shares sold pursuant to the Offer to Purchase, and any remaining portion will be treated as capital gain. Any such capital gain will be long-term capital gain if the U.S. Holder’s holding period for the shares on the date of the sale exceeds one year. If the amounts received by a tendering U.S. Holder are treated as a distribution, the tax basis (after any adjustment for a non-taxable return of capital discussed above) in the shares sold pursuant to the Offer to Purchase will be added to the tax basis in any remaining shares held by such U.S. Holder.

The gross proceeds paid to a U.S. Holder pursuant to the Offer to Purchase may be subject to backup withholding unless the U.S. Holder has completed and submitted to the Depositary (or other applicable withholding agent) a Form W-9 providing the U.S. Holder’s employer identification number or social security number, as applicable, and certifying under penalties of perjury that: (a) such number is correct (or the U.S. Holder is waiting for a number to be issued); (b) either (i) the U.S. Holder is exempt from backup withholding, (ii) the U.S. Holder has not been notified by the IRS that the U.S. Holder is subject to backup withholding as a result of an under-reporting of interest or dividends, or (iii) the IRS has notified the U.S. Holder that the U.S. Holder is no longer subject to backup withholding; and (c) the U.S. Holder is a U.S. citizen or other U.S. person.

Non-U.S. Holders. If a Non-U.S. Holder’s sale of shares pursuant to the Offer to Purchase qualifies as a sale or exchange under any of the Section 302 tests described above, the Non-U.S. Holder will recognize gain or loss equal to the difference between the amount of cash received pursuant to the Offer to Purchase and the adjusted tax basis of the shares sold. The gain or loss will be capital gain or loss. Any capital gain recognized by a Non-U.S. Holder will not be subject to U.S. federal income tax unless (i) such gain is “effectively connected” with a trade or business carried on in the United States by the Non-U.S. Holder (and, if an income tax treaty applies, is attributable to a permanent establishment of the Non-U.S. Holder within the United States) or (ii) the Non-U.S. Holder is an individual who is physically present in the United States for 183 days or more during the taxable year of the sale and certain other conditions are met.

If a Non-U.S. Holder does not satisfy any of the Section 302 tests described above, amounts received by such Non-U.S. Holder pursuant to the Offer to Purchase will be treated as a distribution to the Non-U.S. Holder with respect to such Non-U.S. Holder’s shares. The treatment for U.S. federal income tax purposes of such distribution as a dividend, return of capital, or as gain from the sale of shares will be determined in the manner described above under “U.S. Holders.” In general, any amount that constitutes a dividend for U.S. federal income tax purposes will be subject to U.S. withholding tax at a rate of 30% (or a reduced rate prescribed by an applicable income tax treaty) unless the dividend is a “capital gain dividend,” “interest-related dividend,” or “short-term capital gain dividend,” or is effectively connected with a trade or business carried on by the Non-U.S. Holder within the United States (and, if an income tax treaty applies, is attributable to a permanent establishment of the Non-U.S. Holder within the United States), in which latter case such dividend generally will be subject to U.S. federal income tax on a net income basis, in the same manner as if the Non-U.S. Holder were a resident of the United States. A Non-U.S. Holder that is a corporation may be subject to an additional “branch profits tax” at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty) with respect to any effectively connected income.

As described in Section 3 above, an applicable withholding agent may withhold U.S. federal income tax on the gross proceeds payable to a Non-U.S. Holder pursuant to the Offer to Purchase at a rate of 30% unless the Non-U.S. Holder provides the withholding agent with a validly completed and executed Form W-8ECI, Form W-8BEN or Form W-8BEN-E, or other applicable IRS Form W-8. Non-U.S. Holders should consult their own tax advisors regarding the particular tax consequences to them of selling shares in the Offer to Purchase, including the application of U.S. federal income tax withholding, their potential eligibility for a withholding tax exemption or reduction, and the refund procedures.

FATCA. The Foreign Account Tax Compliance Act, referred to as FATCA, generally imposes a U.S. federal withholding tax of 30% on certain payments made to “foreign financial institutions” and “non-financial foreign entities” (as specifically defined under these rules) unless specified requirements are met. U.S. Holders and Non-U.S. Holders should consult with their tax advisors regarding the possible implications of this legislation on their disposition of shares pursuant to the Offer to Purchase.

Other Holder Reporting Obligations. Under Treasury regulations directed at tax shelter activity, if a holder required to file a U.S. tax return recognizes a loss of $2.0 million or more for an individual holder or $10.0 million or more for a corporate stockholder, such holder must file with the IRS a disclosure statement on IRS Form 8886. Direct holders of portfolio securities are in many cases excepted from this reporting requirement, but under current guidance, holders of a RIC are not excepted. Future guidance may extend the current exception from this reporting requirement to holders of most or all RICs. The fact that a loss is reportable under these regulations does not affect the legal determination of whether the taxpayer’s treatment of the loss is proper. Holders should consult their own tax advisers concerning any possible disclosure obligation with respect to their disposition of shares pursuant to the Offer to Purchase.

The preceding discussion is intended for general information only and is not a complete analysis or discussion of all potential tax effects that may be important to particular holders. Each holder should consult such holder’s own tax advisor to determine the particular tax consequences to him or her of selling shares in the Offer to Purchase, including the applicability and effect of state, local and foreign tax laws.

15.	Extension of the Tender Offer; Termination; Amendment.

We expressly reserve the right, in our sole discretion, at any time and from time to time, and regardless of whether or not any of the events set forth in Section 7 shall have occurred or shall be deemed by us to have occurred, to extend the period of time during which the Tender Offer is open and thereby delay acceptance for payment of, and payment for, any shares by giving oral or written notice of such extension to the Depositary and making a public announcement of such extension. We also expressly reserve the right, in our sole discretion, to:

(i)	terminate the Tender Offer and: (a) reject for payment any shares paid for; or (b) not pay for any shares not theretofore accepted for payment; or

(ii)	subject to applicable law and regulation, postpone payment for shares,

if any of the conditions specified in Section 7 hereof are not satisfied or waived prior to the Expiration Date, by giving oral or written notice of such termination or postponement to the Depositary and making a public announcement of such termination or postponement. Our reservation of the right to delay payment for shares which we have accepted for payment is limited by Rule 13e-4(f)(5) promulgated under the Exchange Act, which requires that we must pay the consideration offered or return the shares tendered promptly after termination or withdrawal of the Tender Offer.

Subject to compliance with applicable law and regulation, we further reserve the right, in our sole discretion, and regardless of whether any of the events set forth in Section 7 shall have occurred or shall be deemed by us to have occurred, to amend the Tender Offer in any respect, including, without limitation, by decreasing or increasing the consideration offered in the Tender Offer to holders of shares or by decreasing or increasing the number of shares being sought in the Tender Offer. Amendments to the Tender Offer may be made at any time and from time to time effected by public announcement, such announcement, in the case of an extension, to be issued no later than 9:00 a.m. Eastern time, on the next business day after the last previously scheduled or announced Expiration Date. Any public announcement made pursuant to the Tender Offer will be disseminated promptly to stockholders in a manner reasonably designed to inform stockholders of such change. Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law and regulation, we shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release through a newswire service. We would file such release as an exhibit to the Schedule TO.

In accordance with the rules of the Commission, we may, without amending or extending the Tender Offer, increase the aggregate purchase price of shares sought in the Tender Offer and thereby increase the number of shares accepted for payment in the Tender Offer by no more than 2% of the number of our issued and outstanding shares.

If we materially change the terms of the Tender Offer or the information concerning the Tender Offer, we will extend the Tender Offer to the extent required by Rules 13e-4(d)(2), 13e-4(e)(3) and 13e-4(f)(1) promulgated under the Exchange Act. These rules and certain related releases and interpretations of the Commission provide that the minimum period during which a tender offer must remain open following material changes in the terms of the tender offer or information concerning the tender offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of such terms or information. As a general matter, if we materially change the terms of the Tender Offer or the information concerning the Tender Offer (other than a change in price or a change in percentage of securities sought), including the waiver of a material condition, we are required to extend the Tender Offer, if necessary, so that the Tender Offer remains open for at least five business days following such change. If  (1) we increase the maximum price to be paid for shares above $3.75 or decrease the price to be paid per share below $3.25 per share or otherwise change the price range to be paid for shares or increase or decrease the aggregate purchase price offered for shares being sought in the Tender Offer (but, in the case of an increase, only if we increase the aggregate purchase price as a result of which the number of shares being sought will increase by more than 2% of our outstanding shares) and (2) the Tender Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that such notice of an increase or decrease is first published, sent or given to stockholders in the manner specified in this Section 15, the Tender Offer will be extended until the expiration of such period of 10 business days.

16.	Fees and Expenses; Information Agent; Depositary.

We have retained D.F. King & Co., Inc. to act as Information Agent and American Stock Transfer & Trust Company, LLC to act as the Depositary in connection with the Tender Offer. The Information Agent may contact holders of shares by mail, e-mail, telephone and in person and may request brokers, dealers, commercial banks, trust companies and other nominee stockholders to forward materials relating to the Tender Offer to beneficial owners. The Information Agent and the Depositary will each receive reasonable and customary compensation for its services, will be reimbursed by us for specified reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection with the Tender Offer, including certain liabilities under the federal securities laws.

We will not pay any fees or commissions to brokers or dealers (other than fees to the Information Agent as described above) for soliciting tenders of shares pursuant to the Tender Offer or for making any recommendation in connection with the Tender Offer. Stockholders holding shares through brokers, dealers, commercial banks, trust companies or other nominees are urged to consult such nominees to determine whether transaction costs are applicable if stockholders tender shares through such nominees and not directly to the Depositary. We will, however, upon request, reimburse brokers, dealers, commercial banks, trust companies and other nominees for customary mailing and handling expenses incurred by them in forwarding the Tender Offer and related materials to the beneficial owners of shares held by them as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank, trust company or other nominee has been authorized to act as the agent of us, the Information Agent or the Depositary for purposes of the Tender Offer. We will pay or cause to be paid all stock transfer taxes, if any, on our purchase of shares except as otherwise provided in this document and the Letter of Transmittal.

Depositary and its affiliates have provided, and may in the future provide, various other services to us for which they have received, or we expect they will receive, customary compensation from us.

17.	Miscellaneous.

The Tender Offer is not being made to, nor will tenders be accepted from or on behalf of, stockholders in any U.S. state in which the making or acceptance of offers to sell shares would not be in compliance with the laws of that U.S. state. We are not aware of any jurisdiction where the making of the Tender Offer is not in compliance with applicable law and regulation. If we become aware of any jurisdiction where the making of the Tender Offer or the acceptance of shares pursuant thereto is not in compliance with applicable law and regulation, we will make a good faith effort to comply with the applicable law and regulation. If, after such good faith effort, we cannot comply with the applicable law and regulation, the Tender Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of shares in such jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the Tender Offer to be made by a licensed broker or dealer, the Tender Offer shall be deemed to be made on our behalf by one or more registered brokers or dealers licensed under the laws of that jurisdiction.

Pursuant to Rule 13e-4(c)(2) under the Exchange Act, we have filed with the Commission a Tender Offer Statement on Schedule TO, which contains additional information with respect to the Tender Offer. The Schedule TO, including the exhibits and any amendments and supplements thereto, may be examined, and copies may be obtained, at the same places and in the same manner as is set forth in Section 10 with respect to information concerning us.

WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES IN THE TENDER OFFER OR AS TO THE PRICE OR PRICES AT WHICH YOU MAY CHOOSE TO TENDER YOUR SHARES IN THE TENDER OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN, OR INCORPORATED BY REFERENCE IN, THIS OFFER TO PURCHASE AND IN THE RELATED LETTER OF TRANSMITTAL OR ON DOCUMENTS TO WHICH WE HAVE REFERRED YOU. OUR DELIVERY OF THIS OFFER TO PURCHASE SHALL NOT UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED IN THIS OFFER TO PURCHASE OR IN THE LETTER OF TRANSMITTAL IS CORRECT AS OF ANY TIME OTHER THAN THE DATE OF THIS OFFER TO PURCHASE OR THAT THERE HAVE BEEN NO CHANGES IN THE INFORMATION INCLUDED OR INCORPORATED BY REFERENCE HEREIN OR IN OUR OR OUR PORTFOLIO COMPANIES’ AFFAIRS SINCE THE DATE HEREOF. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION OR TO MAKE ANY

REPRESENTATION IN CONNECTION WITH THE TENDER OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS OFFER TO PURCHASE OR IN THE LETTER OF TRANSMITTAL. IF ANYONE MAKES ANY RECOMMENDATION OR GIVES ANY INFORMATION OR REPRESENTATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, INFORMATION OR REPRESENTATION AS HAVING BEEN AUTHORIZED BY US, THE ADVISOR, THE ADVISOR’S AFFILIATES OR SUBSIDIARIES, THE DEPOSITARY OR THE INFORMATION AGENT.

June 23, 2020

The Letter of Transmittal and certificates for shares and any other required documents should be sent or delivered by each stockholder or such stockholder’s broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of its addresses set forth below.

The Depositary for the Tender Offer is:

American Stock Transfer & Trust Company, LLC

By Mail:	By Courier:

American Stock Transfer & Trust Company, LLC c/o Reorganization Department 6201 15th Avenue Brooklyn, New York 11219	American Stock Transfer & Trust Company, LLC c/o Reorganization Department 6201 15th Avenue Brooklyn, New York 11219

DELIVERY OF THE LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE WILL NOT CONSTITUTE A VALID DELIVERY TO THE DEPOSITARY.

Questions or requests for assistance may be directed to the Information Agent at its telephone numbers and address set forth below. Requests for additional copies of the Offer to Purchase, the related Letter of Transmittal or the other tender offer materials may be directed to the Information Agent at the telephone numbers and address set forth below. Stockholders may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Tender Offer. To confirm delivery of shares, stockholders are directed to contact the Depositary.

The Information Agent for the Tender Offer is:

D.F. King & Co., Inc.

48 Wall Street, 22nd Floor

New York, New York 10005

Shareholders (toll-free): (800) 848-3409

Banks and Brokers: (212) 269-5550

Email: TCRD@dfking.com